APOLLO

CODE OF ETHICS

July 2014

1. INTRODUCTION	1
2. ADMINISTRATION OF THE CODE OF ETHICS	2
2.1 Persons Subject to the Code	2
2.2 Consultants, Agents and Temporary Workers	2
2.3 Consequences of Violating the Code	2
2.4 Questions About the Code	3
2.5 Obligation to Report Violations	3
2.6 Current Version of the Code	3
2.7 Affirmation	4
2.8 Annual Compliance Survey	4
3. STANDARD OF BUSINESS AND PERSONAL CONDUCT	4
3.1 Standard of Business Conduct	4
3.2 Standard of Personal Conduct	4
3.3 Threat Protocol	4
4. PRIVACY POLICY	5
4.1 Definitions	5
4.2 General Principles	6
4.3 Collection of Sensitive Information	6
4.4 Storage of Sensitive Information	7
4.5 Access to and Use of Sensitive Information	7
4.6 Sharing of Sensitive Information	7
4.7 Transporting Sensitive Information Off Firm Premises	8
4.8 Reporting Lost or Stolen Sensitive Information	8
4.9 Third Party Service Providers	8
4.10 Prior Employer’s Confidential Information and Trade Secrets	9
4.11 Publications, Speeches, and Other Communications Relating to Apollo’s Business	9
4.12 Protection of Employees’ Personal Information	9
4.13 Additional Policies and Procedures	10
5. APPROPRIATE USE OF TECHNOLOGY AND APOLLO RESOURCES POLICY	10
5.1 Generally	10
5.2 Use of the Systems	10
5.3 Mobile Device Policy	13
5.4 Mobile Security Policy	14
5.5 Hardware Device Policy	14
5.6 Removable Media Policy	14
5.7 Encryption Policy	14
5.8 Sensitive Information Retention and Disposal Policy	15
5.9 Suspicious Network Activity and Breach Policy	15
5.10 Employee Remote Network Access Policy	15
5.11 Additional Policies and Procedures	15
6. INSIDE INFORMATION	16
6.1 Definition of Material, Non-Public Information	16
6.2 Insider Trading and Tipping	18
6.3 Policies and Procedures Concerning Protection of Material, Non-Public and Other Confidential Information	18
6.4 Limiting Inadvertent Access to Material, Non-Public and Other Confidential Information	21
6.5 Arrangements with Consultants	21
6.6 No “Big Boy Letters”	22
7. Personal Securities Transactions	22
7.1 PTCC	22
7.2 Employee Related Accounts	22
7.3 Pre-clearance for Trades	23
7.4 Reporting Requirements	25
8. OTHER BUSINESS CONDUCT	27
8.1 Assets of the Firm	27
8.2 Telephones, E-Mail, Internet and other Electronic Communications Devices	27
8.3 Internal Controls, Record Retention and Reporting	28
8.4 Limits of your Authority	29
8.5 Post-Employment Responsibilities	29
8.6 Soft Dollar Arrangements	30
9. MONEY LAUNDERING	30
9.1 AML Compliance Officer	30
9.2 Money Laundering	31
9.3 OFAC Prohibited Assets	31
9.4 Suspicious Activity	32
10. OUTSIDE ACTIVITIES, GIFTS AND OTHER POTENTIAL CONFLICTS OF INTEREST	33
10.1 Making Impartial Business Decisions	33
10.2 Potential Conflicts of Interest Under Limited Partnership Agreements and Offering Materials	33
10.3 Dealing With Portfolio Companies	33
10.4 Personal Relationships	34
10.5 Outside Business and Memberships	34
10.6 Gifts	36
10.7 Entertainment	36
11. POLITICAL CONTRIBUTIONS	36
11.1 Pre-clearance of Political Contributions	37
11.2 Pre-clearance of Contribution Related Activity	37
11.3 Payments for Soliciting a Government Entity	38
11.4 Definition of Key Terms	38
11.5 Avoiding Coercion and the Appearance of Coercion	41
11.6 Use of Firm Name and Resources	41
11.7 Reimbursement of Contributions	42
11.8 Political Contributions of Portfolio Companies	42
11.9 Solicitation of Political Contributions and Fundraising Events	42
11.10 Solicitation of Potential Investors	42
11.11 Donations to Charities Suggested by Investors	42
12. ADDITONAL NOTICE REQUIREMENTS	43
12.1 Ownership Interest in Registered Securities	43
12.2 Section 13 Reportable Company	43
12.3 Complaints	43
12.4 Proxies	43
13. BUSINESS CONTINUITY PLAN	43
14. ANTI-BRIBERY POLICY AND PROCEDURES	44
14.1 Overview of the Foreign Corrupt Practices Act (FCPA)	45
14.2 The Firm’s Anti-Bribery Policy and Procedures	47
14.3 Commercial Bribery	50
14.4 Contracts with Third Party Agents and Consultants (“Covered Intermediaries”)	51
14.5 Mergers, Acquisitions and Joint Ventures	53
14.6 Charitable Contributions	53
15. WHISTLEBLOWER POLICY	53
1.	INTRODUCTION

Our integrity and reputation depend on our ability to do the right thing. Apollo is committed to promoting an organizational culture that encourages ethical conduct and compliance with the law. As used in this Code, “Apollo” or the “Firm” refers to Apollo Management, L.P., Apollo Capital Management, L.P., Apollo Commodities Management, L.P., Apollo Credit Management, LLC, Apollo Global Real Estate Management, L.P., Apollo Investment Management, L.P., affiliated investment advisers, any subsequently formed or acquired investment adviser (which, collectively, conduct a single advisory business) and all of their affiliated entities. “Apollo” does not include any Apollo fund or Apollo fund portfolio company.

In our capacity as investment managers to various private funds and separately managed accounts (“clients”), we act as fiduciaries and thus owe a series of duties to these clients, including a general duty to act at all times in their best interest and avoid actual and apparent conflicts of interest. We have registered Apollo Management, L.P., Apollo Capital Management, L.P., Apollo Commodities Management, L.P., Apollo Credit Management, LLC, Apollo Global Real Estate Management, L.P., and Apollo Investment Management, L.P. with the U.S. Securities and Exchange Commission (“SEC”). In addition, Apollo Management, L.P., Apollo Capital Management, L.P. and Apollo Global Real Estate Management, L.P. (the “filing advisers”) each have a number of “relying advisers” also deemed to be registered with the SEC as investment advisers so long as they (i) comply with the substantive provisions of the Investment Advisers Act of 1940 (“Advisers Act”), (ii) are subject to examination by the SEC, (iii) operate under the policies and procedures in this manual and Apollo’s Supervisory Procedures Manual, (iv) only advise private funds and separate account clients that are qualified clients (as defined in Advisers Act Rule 205-3), (v) rely on the registration of a filing adviser that has its principal office and place of business in the United States, and (vi) identify themselves as relying advisers on Form ADV and disclose that they are filing a single Form ADV with the registered investment adviser.

The Apollo Code of Ethics (the “Code”) describes legal and ethical responsibilities that all Apollo partners, employees, members, owners, principals, directors and officers and, where applicable, consultants are expected to uphold (collectively “Covered Persons”). It is a guide that is intended to alert Covered Persons to significant issues that may arise. However, it is not a summary of all laws or policies that apply to Apollo’s business, nor can it serve as a substitute for good judgment. The Code is based on our fundamental understanding that no one at Apollo should ever sacrifice integrity -- or give the impression that they have -- even if they think it would help the Firm’s business.

Each of us is accountable for our actions, and each of us is responsible for knowing and abiding by the policies that apply to us. You can look to this Code to guide your decisions in a variety of circumstances. However, no rulebook can anticipate every situation. Ultimately, the personal integrity, honesty and conduct of every person associated with Apollo define the character and reputation of our Firm. The good reputation of the Firm and those associated with it is critical to the success of Apollo.

Never underestimate the importance of your own personal and ethical conduct to the business and success of Apollo.

2.	ADMINISTRATION OF THE CODE OF ETHICS

The Code sets forth certain minimum expectations that Apollo has for you. You are expected to conduct the Firm’s business in full compliance with both the letter and the spirit of the law, the Code, and any other policies and procedures that may be applicable to you.

The Code is intended to provide general guidance regarding your conduct as a Covered Person. The Code is not an exhaustive consideration of all policies and procedures that may be applicable to you, and you are responsible for knowing which policies and procedures (whether or not listed here) apply to you, and for understanding and complying with them.

The Firm will take reasonable steps to ensure that the Code is followed, including monitoring and auditing to confirm compliance and to detect any illegal activity. The Firm has designated the Chief Compliance Officer who has overall responsibility for ensuring the effectiveness of the Code. Cindy Michel has been designated as the Chief Compliance Officer.

As a registered investment adviser, Apollo must comply with the requirements set forth in the Advisers Act, and the rules and regulations promulgated thereunder. This Code has been adopted in compliance with Rule 204A-1 under the Advisers Act. In addition to providing general guidance regarding your conduct as an Apollo Covered Person, this Code, together with Apollo’s Supervisory Procedures Manual, is intended to set forth the relevant requirements that we must follow as fiduciaries and registered investment advisers.

The Firm may provide required training for Covered Persons covering some of the policies in this Code. Additionally, as contemplated by Advisers Act Rule 206(4)-7, Apollo intends to periodically review the adequacy of the policies and procedures described herein and the effectiveness of their implementation.

The Code does not create any rights to continued employment, is not an employment contract and does not result in a partnership between you and Apollo.

2.1	Persons Subject to the Code

The Code applies to all Covered Persons, but does not cover limited partners. The provisions of the Code described in Section 8.5 also apply to former employees of, and other persons formerly associated with, the Firm.

2.2	Consultants, Agents and Temporary Workers

Certain consultants, agents and temporary workers are expected to comply with the Code. Specific arrangements with such persons will vary depending on their relationship to the Firm. Consult the Compliance Officer or designee if you have questions about your obligations or those of others.

2.3	Consequences of Violating the Code

Compliance with the Code and with other policies and procedures applicable to you is a term and condition of your employment by Apollo. Violating any laws that relate to the operation of our business, engaging in any other criminal conduct or failing to take reasonable steps to prevent or detect criminal conduct, insensitivity to, disregard of, or lack of compliance with the policies and procedures set forth in the Code, lack of adherence to other applicable policies and procedures of the Firm, or failure to cooperate as directed by the Firm with an internal or external investigation, may result in corrective action, up to and including immediate termination of employment. The Firm will take all reasonable actions to enforce the Code. In cases where a violation of the Code could cause the Firm irreparable harm, it may seek injunctive relief in addition to monetary damages.

2.4	Questions About the Code

The Firm expects you to be at all times thoroughly familiar with the policies and procedures of the Firm, including those outlined herein. Whenever there is a question as to the propriety of a particular course of conduct or the interpretation of the Firm’s policies and procedures outlined herein, you should consult the Compliance Officer or designee.

2.5	Obligation to Report Violations

Apollo is committed to exercising due diligence to prevent and detect criminal conduct, and to promoting an organizational culture that encourages ethical conduct and commitment to compliance with the law. This Code and the policies of the Firm are intended to be designed, implemented and enforced so that they are effective in preventing and detecting criminal conduct and other violations of the Code and the Firm’s policies and procedures. Each Covered Person is essential in assisting the Firm in complying with these policies and procedures.

You must promptly report to the Compliance Officer or designee any known or suspected violation of the Code or any applicable law or regulation, whether the suspected violation involves you or another person subject to the Code.

For purposes of the Code, Apollo’s “clients” refers to the funds that it manages and any other person on whose behalf Apollo provides advisory services (e.g., separate accounts); “investors” refers to the persons or entities that invest in the Firm’s clients; and “related parties” refers to Apollo and its direct or indirect affiliates (excluding portfolio companies).

You must immediately report to the Compliance Officer or designee any misdemeanor (other than a minor traffic violation), criminal charge, or arrest involving you personally, whether it relates to the business of the Firm or not. For a more detailed discussion of what should be reported, see Appendix 2.5.

2.6	Current Version of the Code

A copy of the Code will be distributed to each Covered Person, when he or she becomes a Covered Person. The Code may be amended from time to time. All amendments are considered part of this Code. The Firm expects Covered Persons to be at all times thoroughly familiar with the investment and ethical policies and procedures of the Firm, including, without limitation, the Firm’s policies and procedures set forth herein. It is your responsibility to review the Code from time to time to ensure that you are in compliance.

2.7	Affirmation

You are required to affirm, electronically through the Personal Trading Control Center, our personal trading system (“PTCC”), that you have read and understand the Code, that you will comply with it and that you have not violated the Code or any applicable laws or rules. This affirmation is required of all Covered Persons when they become Covered Persons. In addition, all Covered Persons will be required at least annually to re-affirm on PTCC their understanding of and compliance with the then-current Code. Each Covered Person must notify the Compliance Officer or designee immediately if he or she becomes aware of information that would result in a change in any of this information. A sample annual certification is included at Appendix 2.7.

2.8	Annual Compliance Survey

All Covered Persons are required to complete a compliance survey on an annual basis.

3.	STANDARD OF BUSINESS AND PERSONAL CONDUCT
3.1	Standard of Business Conduct

It is Apollo’s policy to adhere to the highest legal and ethical standards in the conduct of its business. All Covered Persons must adhere to this same standard of conduct which requires, among other things:

•	Complying with all applicable laws and regulations, including federal securities laws;

•	Being mindful of the Firm’s fiduciary duties at all times;

•	Appropriately managing actual and potential conflicts of interests;

•	Refraining from entering into transactions, including personal securities transactions, that are inconsistent with client interests; and

•	Promptly reporting violations of this Code.

3.2	Standard of Personal Conduct

The personal conduct of every person associated with Apollo reflects on the reputation of the Firm. The good reputation of the Firm and those associated with it is critical to the success of Apollo. It is the Firm’s policy that all Covered Persons adhere to highest standards of legal and ethical behavior in their personal conduct and other dealings both inside and outside of the Firm.

3.3	Threat Protocol

In the event an employee receives a communication containing a threat to any employee or the Firm, he or she must notify the Firm’s Chief Compliance Officer. The Chief Compliance Offer shall coordinate escalation to the appropriate parties and determine a proper response, which may include implementing additional security measures.

4.	PRIVACY POLICY

We are all responsible for safeguarding Confidential Information (as defined below) and Personal Information (as defined below), (collectively, “Sensitive Information”) whether it is information entrusted to us by companies in which Apollo funds invest, prospective portfolio companies of our clients, clients, investors or related parties, information regarding Apollo’s businesses and activities, or other information that may identify individuals. The Firm has adopted policies and procedures (including a Written Information Security Plan, and those policies and procedures contained in the Supervisory Procedures Manual and the Employee Handbook) to comply with applicable federal, state and local laws, rules and regulations, including, without limitation, the Privacy Rule, the Safeguards Rule and the Disposal Rule. This Privacy Policy is intended to ensure that Sensitive Information (defined below) collected by the Firm is collected, stored, used and shared in accordance with federal and state laws and regulations to which the Firm is subject. Because mishandling of Sensitive Information can result in serious liability for the Firm, the following rules apply to the collection, storage, use and sharing of Sensitive Information.

4.1	Definitions

“Personal Information” means any information that could identify an individual including, but not limited to, name, phone number, address, financial account number, social security number, driver’s license number, and date of birth. Personal Information includes information that relates to investors and employees.

“Confidential Information” means any confidential or proprietary business information, including information about the Firm, and information related to the Firm’s portfolio companies, prospective portfolio companies, investments, and clients. Personal Information may also be Confidential Information. Confidential Information may also include information about multiple competitors in an industry.

The following are examples of Confidential Information:

•	Information about actual or potential investments, clients or investors;

•	Marketing plans or strategies of the Firm, clients or portfolio companies;

•	Financial information concerning the Firm, clients, related parties, portfolio companies, or investors;

•	Research and development projects of the Firm, clients, related parties, or portfolio companies;
•	Reports or analyses prepared by the Firm, clients, related parties, or portfolio companies based on confidential information; and

•	Information subject to written confidentiality agreements between the Firm, its clients, investors, related parties, portfolio companies and third parties.

“Sensitive Information” means Confidential Information and Personal Information.

4.2	General Principles

Firm employees should observe the following principles when dealing with information relating to the Firm’s business:

•	Assume that all information that you have about the Firm and its business, or about its past, present, or prospective clients, investors, portfolio companies or related parties, is Confidential Information, unless the contrary is clear.

•	Treat all Personal Information relating to investors, employees or other individuals as confidential.

•	Before sharing Sensitive Information with others in the Firm, be sure that you are permitted to do so. If you are permitted to share Sensitive Information, ensure that the recipient knows that the information is confidential and has been instructed about restrictions on further use and dissemination.

•	Do not disclose Sensitive Information to anyone outside the Firm unless you are authorized to do so. Where such disclosure is authorized, a confidentiality, non-disclosure or privacy agreement may be required; consult with a member of Legal.

•	Only comment or provide information on matters related to the Firm’s business and its clients, investors and related parties if it is part of your function or you are otherwise authorized to do so.

•	Protect Sensitive Information when communicating electronically — for instance, by e-mail or through the internet.

•	Remember that all forms of communication are covered by this policy, including written, oral, telephonic, and electronic communications such as internet chat rooms, e-mail, social media, Bloomberg messaging and instant messaging.

•	Consult a member of Compliance if you have any questions about whether Sensitive Information can be shared.

In situations where Confidential Information has the potential to affect the market price of securities of any company, you should consult the inside information policy in Section 6 hereof.

4.3	Collection of Sensitive Information

Only authorized Firm employees, who must collect Sensitive Information in order to perform their job duties, shall collect Sensitive Information. Whether collecting Sensitive Information in hard copy, over the telephone or electronically, Firm employees must follow Apollo’s procedures regarding the collection of Sensitive Information.

4.4	Storage of Sensitive Information

Sensitive Information must never be left unattended and must always be stored as set forth below.

Sensitive Information provided in hard copy should be stored securely in a locked file cabinet when not in use. Sensitive Information in electronic form must be securely stored on the Firm network. Such information must be protected by firewall and other network security measures from access to the information from outside the Firm. Further, Personal Information, and as appropriate, other Confidential Information, stored in electronic form should be encrypted in accordance with the Firm’s Encryption Policies and Procedures set forth in Section 5.7. Encryption substantially limits Firm’s legal exposure in the event of a breach. Any employee with access to electronic Sensitive Information will maintain workstation security as described in Firm’s Employee Handbook.

Sensitive Information will only be retained as long as reasonably necessary to advance Firm’s business purposes. After such time it will be disposed of securely in accordance with Firm’s Sensitive Information Retention and Disposal Policy.

4.5	Access to and Use of Sensitive Information

Access to hard copy documents containing Sensitive Information in locked storage cabinets shall be given only to those who have a legitimate business need to access the information. Supervisors in each business will determine those employees that have a business need to access the information. Access to electronic Sensitive Information shall be given only to those who have a legitimate business need to access the information. In the event that a Firm employee with access to electronic Sensitive Information prints out a hard copy of the information, such print-out will be treated as hard copy Sensitive Information and stored and/or destroyed in accordance with applicable Firm policies and procedures the record destruction policy in the Firm’s Supervisory Procedures Manual.

In no event shall a Firm employee attempt to access Sensitive Information without express prior authorization.

Access to Sensitive Information shall be granted to the fewest number of persons possible.

4.6	Sharing of Sensitive Information

Firm employees must not, either during their period of service to the Firm or thereafter, directly or indirectly, use or disclose share Sensitive Information with unauthorized Firm employees or outside parties. It is impermissible to share Sensitive Information obtained from a client’s portfolio company with anyone outside of the Firm, including another client’s portfolio company, except when authorized and where the recipient has signed a confidentiality agreement.

If an employee has received express prior authorization to share Sensitive Information, data must be secured in transit. If data will be transmitted wirelessly, it must be encrypted. If it will be shared across a secure connection, it should be encrypted if practicable. If data will be shared by physically transporting it off Firm premises or between Firm premises, see the below statement regarding Transporting Sensitive Information Off Firm Premises.

4.7	Transporting Sensitive Information Off Firm Premises

Firm employees will not remove Sensitive Information from Firm premises unless authorized in advance to do so by Compliance. In any event, Firm employees should avoid transporting Sensitive Information off Firm premises unless necessary to achieve Firm business objectives due to the increased risk that the information could be lost or stolen.

If a Firm employee transports hard copy documents containing Sensitive Information off of Firm premises, the employee must take care to ensure that the documents are not lost or stolen. For example, documents should not be left in the car, but should be brought inside. It is a best practice to not keep documents containing Sensitive Information overnight unless necessary for the employee’s job duties.

If a Firm employee transports electronic Sensitive Information off of Firm premises, the employee must take great care to ensure the information is not lost or stolen. If technically feasible, the Sensitive Information should be encrypted, particularly if transported on a laptop computer, flash drive, etc. Like hard copy documents, such equipment should not be left in a car, but, instead, kept with the employee. Electronic Sensitive Information should not be kept overnight unless necessary for an employee’s job duties.

4.8	Reporting Lost or Stolen Sensitive Information

If any Firm employee has reason to believe that Sensitive Information has been lost or stolen, he or she will report that fact immediately to Compliance. The failure of any employee to report lost or stolen personal information will result in disciplinary action, up to and including termination of employment.

4.9	Third Party Service Providers

Third party service providers shall be contractually obligated to comply with the Firm’s policies and procedures relating to Sensitive Information. Third party service provider contracts must specify: (1) what information the third party should have access to; (2) how the third party will protect the information; (3) acceptable methods for return, destruction or disposal of Firm information in the third party’s possession at the end of the contract; (4) that third party will only use Firm information for the purpose of effectuating the agreement between the parties; (5) a prohibition on using any other Firm information acquired by the third party in the course of the contract for the third party’s own purposes or divulging it to others.

The third party service provider’s contact at the Firm shall require the third party service providers to provide the Firm with a list of all employees working under the contract and shall notify the Firm when an employee, who has access to the Firm network, leaves the employ of the third party or is transferred to another position that no longer requires access, within 24 hours whenever possible.

The third party service provider’s contact at the Firm is responsible for determining the “need to know” requirements for the third party and evaluating what access to Sensitive Information is required to perform the requested services. Blanket access shall not be provided to any third party service provider.

4.10	Prior Employer’s Confidential Information and Trade Secrets

Do not disclose to Apollo, or use during your employment at Apollo, any confidential or proprietary information or trade secret of a prior employer, unless the information or trade secret is then public information through no action of your own or unless previously agreed to by the prior employer. In addition, you must not encourage outside parties to share information that may be confidential or proprietary to their employer or their employer’s trade secrets with you.

4.11	Publications, Speeches, and Other Communications Relating to Apollo’s Business

You should be alert to situations in which you may be perceived as representing or speaking for the Firm, especially in public communications (including internet chat rooms, blogs, bulletin boards etc.). No employee may publish any written work or work in any other medium (including electronic media), deliver any public speech (including public testimony, as an expert witness or otherwise), or grant any interview on behalf of the Firm regarding the Firm, its businesses, its personnel, its clients, its investors or key contacts without obtaining prior approval from Compliance and the Head of Investor Relations or others directed by the above individuals.

You must immediately notify a member of Legal of subpoenas, media inquiries, supplier forums, and requests from clients for testimonials or endorsements. Refer all media inquiries to the appropriate investor relations representative.

Employees are strongly encouraged to respect the laws regarding copyrights, trademarks, rights of publicity and other third-party rights and may not infringe on the Firm’s logo or other trademarks.

4.12	Protection of Employees’ Personal Information

Apollo is committed to protecting employees’ Personal Information. In that regard, and in compliance with federal and state law, and Apollo’s policies and procedures regarding privacy and data security, Apollo will not: (i) publicly post or display an employee’s social security number; (ii) visibly print a social security number on any identification badge or card, including any time card; (iii) place a social security number in files with unrestricted access; or (iv) communicate an employee’s personal identifying information to the general public.

4.13	Additional Policies and Procedures

Additional applicable and appropriate policies and procedures shall be set forth in the Supervisory Procedures Manual and its appendices to further Apollo’s compliance with its privacy and data security obligations.

5.	APPROPRIATE USE OF TECHNOLOGY AND APOLLO RESOURCES POLICY
5.1	Generally

As with all Apollo practices, we expect employees to apply their best judgment and use common sense when sending and receiving messages (whether e-mail, on social media networks, via instant messenger and text, or via telephone or voicemail) ("Messages"), and when using the Internet and other online systems (collectively referred to as "Systems"). The Systems are owned and maintained by the Firm.

5.2	Use of the Systems

The Systems should be used primarily for business purposes as they are established, maintained and provided by the Firm to ensure we operate efficiently and effectively and manage risk appropriately. Reasonable personal use is permitted if it does not interfere with job performance, consume significant resources, give rise to more than nominal additional costs, or interfere with the activities of other employees. Under no circumstances should the Systems be used for personal financial gain, to solicit others for activities unrelated to the Firm’s business, or in connection with political campaigns or lobbying. The use of the Systems through the Firm is a privilege, not a right, and may be revoked.

Therefore, for example, employees may not:

•	Intentionally waste limited computer resources;

•	Engage in any activity that may harass, threaten or abuse others;

•	Engage in activities that disrupt the workplace business environment;
•	Engage in actions that damage computers, computer systems, or computer networks, including hacking or attempting to gain access to a restricted computer or network;

•	Use the Systems for commercial purposes, for personal gain or profit, or to engage in illegal activity;

•	Use the Systems to communicate or transmit any Firm Confidential Information outside the Firm;

•	Use the Systems to copy and/or transmit any documents, software, or other information protected by copyright laws, trade secret, patent, or other intellectual property rights;

•	Use the Systems to intentionally access, create, store or transmit material which the Firm may deem offensive, indecent or obscene;

•	Disable or alter security software installed and configured on the Systems; or

•	Use the Systems in violation of Firm policies, including the computer, e-mail and internet usage policies described in the Code.

Employees must not attempt to access any data or programs on the Systems for which they have not been granted explicit authorization.

All communications should be professional and prudent. Employees should bear in mind that their Messages may be read by someone other than the person to whom they are sent, and may someday have to be disclosed to outside parties or a court in connection with litigation. Be sensitive to the fact that, in the absence of an explanation, Messages may be ambiguous and convey the wrong impression. This is of particular concern when a Message is forwarded to multiple recipients. Employees should under no circumstances initiate or forward a message that contains discourteous, offensive, crude or sexual material, or access any website likely to contain such material. Similarly, such content should never be stored on the Firm’s Systems, whether through downloading from the Internet, archiving Messages or otherwise.

Furthermore, Messages transmitted via the Systems can generate claims of defamation, harassment, and discrimination. Therefore, employees may not use the Systems to:

•	Engage in any communications that are in violation of any Firm policy;

•	Request funds or signatures for any religious, commercial, charitable or other purpose;

•	Make any warranty express or implied (unless this activity is part of normal job duties);

•	Make a fraudulent offer of any products or services;

•	Provide, without authorization, any personally identifiable information of Firm employees, investors, or others to parties outside Firm;

•	Solicit membership or adherence to any outside organization or political cause;

•	Send unnecessarily repetitive Messages or solicitations;

•	Advertise or solicit other employees for any purpose, unless approved in advance by Firm; or

•	Transmit or display:
o	Defamatory, sexually explicit, obscene, offensive or harassing Messages, images, cartoons, jokes, or pictures;
o	Messages that disclose personal information without authorization;
o	Unwelcome propositions, requests for dates, or love letters;
o	Profanity, obscenity, slander, or libel;
o	Ethnic, religious, or racial slurs; or
o Any other Message that could be construed as harassment or disparagement of others	based on their sex, race, sexual orientation, age, national origin, disability, or religious or political beliefs.

The Systems are Firm property, and Firm treats all Messages created, sent, received, or stored on the Systems as business Messages that are and remain the property of Firm. Although Apollo generally respects the privacy of its employees and it is not common practice to read individual’s files or other communications without reason, the Firm does monitor the use of the Systems and may review communications without notification to, or permission from, the individual users. Therefore, no employee can expect that Messages created, sent or received in the Systems will remain private, or that such Messages will not be inadvertently or intentionally disclosed to persons other than the intended recipients of the Messages. When using the Systems, whether for business or personal use, employees should have no expectation that any communication or information is, or will remain, private.

In addition, circumstances may arise in which Messages may include Sensitive Information. Employees may disclose such information only with authorization to do so and only to those individuals authorized to receive it and must ensure that Sensitive Information is not intentionally or inadvertently disclosed to unauthorized entities or individuals. Do not routinely forward Messages containing Sensitive Information to multiple parties unless there is a clear business need to do so.

Password and user log-on IDs are unique to each authorized user and must be kept private. They must not be shared, coded into programs, or written down. In order to protect against dissemination of Sensitive Information, employees should not access their e-mail for the first time in the presence of others. E-mail windows should not be left open on the screen when the computer is unattended. E-mail passwords (and other computer passwords) should be changed regularly.

Computers should not be left without a lock screen in place if an employee will be away from his or her desk for more than a brief period of time (including overnight if not turned off).

Computer malware can be injected into the System through the receipt of e-mails, e-mail attachments, or files from other systems. Use particular care when opening files attached to e-mails from unknown senders. Employees must pay attention to and strictly comply with all warnings and instructions of the Firm relating to malware. Employees must immediately inform the IT Support Team of the presence of any malware on any Firm computer or the Systems of which they become aware. Any computer that is infected or suspected of being infected must immediately be disconnected from the network to reduce the risk of spreading malware. Employees are prohibited from disabling or interfering with any malware-scanning software installed on their system. Employees should not attempt to change any system configuration without prior consultation with the Information Technology group. Employees are also prohibited from attempting any network changes including operating system, registry settings, web browser configuration or printer changes.

The IT Support Team must approve and install all software on any Firm computer. No employee may download software without the approval of the IT Support Team. If authorized to download such software, employees must comply with all restrictions and procedures for downloading software, including mandatory malware scanning and detection procedures. Employees must inform the IT Support Team of any malware, configuration change, or different behavior of a computer or application, especially after the addition of new software to the environment.

All employees must obey and follow all licensing agreements and procedures with regard to the use and installation of all software, shareware, add-ins or snap-ins. the IT Support Team will inspect computers periodically to verify that all such software has been approved and licensed properly.

Firm has an obligation to maintain the confidentiality of information it collects, stores and uses relating to itself, its employees, its investors and others. As a consequence, all users of the Systems must take steps to ensure the security of the Systems and to maintain the confidentiality of all information on the Systems or communicated through the use of the Systems. Each employee is responsible for what happens under his or her log-in name. Violations of security policies are considered serious violations of Firm policy, and can result in disciplinary action, including termination of employment.

5.3	Mobile Device Policy

This Mobile Device Policy governs the use of mobile and handheld devices, including broadband cards and broadband chips found in some laptops. The term "handheld device" encompasses any device which allows you to process, receive, or send data. It also allows for voice calls on a cellular network, without the use of a third party application.

Upon approval by the employee’s Business Unit Leader, Apollo will provide qualified employees with one handheld device and a corresponding data service plan. Handheld devices are provided for Firm business. Personal use should be limited to incidental use as described in this Section 5. Choice of mobile devices provided by Apollo will be limited, and employees should not expect to select specific models or features. Apollo will replace mobile devices as business needs dictate and will provision new, refurbished or used devices as appropriate for the intended use. Any mobile device provided by Apollo remains the property of the Firm and must be returned upon request.

Employees are welcome and encouraged to use their personal mobile devices, provided they are approved for use on the Apollo network. Approved devices include only those devices to which Apollo’s mobile security applications and software can be pushed. No device will be granted access without Apollo’s Mobile Security Policy (set forth below) being enforced.

Any employee who violates this Mobile Device Policy may be subject to discipline, up to and including termination. If an employee has questions about the proper use of the Systems, he/she should contact Compliance.

If a mobile device is lost or stolen, the IT Support Team must be notified immediately.

5.4	Mobile Security Policy

This Mobile Security Policy applies to any device, which has been set up to send or receive Apollo data. Apollo will push mobile security applications and software to the enabled device as part of the set up process. This Mobile Security Policy requires a password lock-out time of 15 minutes, minimum software requirements for the device, and the ability to wipe the handheld device in the event the device is lost or stolen.

Sensitive Information should only be stored on handheld devices when required for the performance of an employee’s job duties and then only for so long as is absolutely necessary. Information to which the Firm’s Encryption Policy set forth below applies should be encrypted in accordance with the Encryption Policy when stored on a handheld device.

5.5	Hardware Device Policy

This hardware device policy governs the use of hardware devices, not including handheld devices. Hardware devices include, but are not limited to: headsets, laptops, desktops, desk phones, monitors, sidecars, and other such devices. Apollo provides qualified users with Apollo standard hardware, which varies depending on role and department. All employees are required to use Apollo’s hardware for professional use only. If an employee has questions about the proper use of the Systems, he/she should contact Compliance.

5.6	Removable Media Policy

Removable media is a well-known source of malware infections and can also result in the loss of confidential, proprietary and personally identifiable information. To minimize these and other associated risks, Firm requires all employees to follow this Removable Media Policy. As used in this policy, “removable media” means a device or media that is readable and/or writeable by the end user and is able to be moved from computer to computer without modification to the computer. This includes flash memory devices such as thumb drives, and cameras; removable hard drives (including hard drive-based mp3 players); optical discs such as CD and DVD disks; floppy discs and any commercial music and software discs not provided by Firm.

Sensitive Information should only be stored on removable media when required in the performance of job duties or by applicable law and then only for so long as is absolutely necessary. When such information is stored on removable media, it must be encrypted in accordance with Firm’s Encryption Policy set forth below.

5.7	Encryption Policy

Because mishandling of Sensitive Information can cause significant damage to the Firm, Sensitive Information should be encrypted when placed on handheld devices, or removable media device, or when transmitted across wireless or otherwise unsecured networks. Employees should exercise caution when sending Sensitive Information electronically to ensure that it is being sent to the intended recipient. Sensitive Information should be encrypted whenever technically feasible to limit Firm’s potential liability for a breach of the Systems. The Information Security Officer will specify accepted methods of encryption for various devices and information types, which may be updated from time to time.

5.8	Sensitive Information Retention and Disposal Policy

In order to better protect the Sensitive Information that Firm generates, collects, stores, uses and shares, employees shall only retain Sensitive Information so long as is necessary to achieve Firm business objectives. When Sensitive Information is no longer needed, it shall be disposed of in accordance with Firm’s policies and procedures regarding document retention and disposal, and applicable laws.

5.9	Suspicious Network Activity and Breach Policy

Because several federal and state laws and regulations, in addition to private compliance schemes are implicated in the event of actual or suspected unauthorized access to personally identifiable information on the Systems, it is important that Firm employees follow Apollo’s procedures regarding the reporting of, and response to, any such incident or access.

5.10	Employee Remote Network Access Policy

This Employee Remote Network Access Policy is designed to minimize the potential exposure of Firm to damages which may result from the unauthorized use of Firm resources. Such damages include but are not limited to the loss of Sensitive Information, degradation of intellectual property rights, damages to public image, damage to critical Firm Systems. This Policy applies to all Firm employees who utilize a Firm-owned or personally-owned computer or workstation to remotely connect to the Firm network.

It is the responsibility of Firm employees with remote access privileges to Firm’s corporate network to ensure that their remote access connection is given the same consideration as the employee’s on-site connection. The Firm employee bears the responsibility for the consequences should the access be misused. All relevant Firm policies apply to Firm employee network access, including, but not limited to, the Appropriate Use of Firm Technology and Resources Policy.

Secure remote access requires strict access controls and Firm employees must follow Firm’s procedures regarding secure remote access. Firm employees with remote access must not use non-Firm email accounts (e.g. Yahoo, Gmail) to conduct Firm business, thereby preventing confusion between official business and company business. Any computer used by a Firm employee for remote access to the Firm network must have the most up-to-date anti-malware software required by the Information Security Officer. Personal equipment used to connect to Firm’s networks must meet the requirements of Firm-owned equipment for remote access.

5.11	Additional Policies and Procedures

Additional applicable and appropriate policies and procedures shall be set forth in the Supervisory Procedures Manual and its appendices to further Apollo’s policies set forth in this Section 5.

6.	INSIDE INFORMATION

Section 204A of the Advisers Act requires that the Firm establish, maintain and enforce written policies and procedures reasonably designed to prevent the Firm and its Covered Persons from misusing material, non-public information (“inside information”). Violations of the laws against insider trading and tipping by Covered Persons can expose the Firm and any Covered Person involved to severe criminal and civil liability. In addition, the Firm and its personnel have ethical and legal responsibilities to maintain the confidences of the Funds and to protect as valuable assets confidential and proprietary information developed by or entrusted to the Firm.

The Firm and any Covered Person involved may be exposed to potential insider trading or tipping liability under the federal securities laws if the Firm or any Covered Person executes transactions (whether for a client or otherwise) in, or communicates information regarding, securities for which the Firm or any Covered Person possesses material, non-public information.

This potential liability is particularly problematic because the Firm as a whole may be deemed to possess material non-public information known by any of its Covered Persons.

The Firm has adopted and implemented the following policies and procedures (i) to ensure the propriety of trading activity by Covered Persons and the Firm on behalf of clients, and (ii) to protect and segment the flow of material, non-public and other confidential information. The Firm’s “open architecture” increases the importance of Covered Persons complying with these policies.

6.1	Definition of Material, Non-Public Information

Information is generally considered “material” if there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to buy, sell or hold the securities in question, or if the information is reasonably certain to have an effect on the price of the securities. If the information would influence your decision on whether or not to trade, you should consider it material for purposes of the matters discussed in this policy statement. While it is not possible to identify in advance all information that would be deemed by a court to be material, illustrations of such information include:

•	Financial performance, forecasts and changes in previously disclosed financial information;

•	Projections and strategic plans;

•	Mergers, acquisitions, dispositions or tender offers (whether completed or proposed);

•	Purchase or sale of substantial assets (whether completed or proposed);

•	New major contracts, orders, suppliers, customers or finance sources, or the loss thereof;

•	Significant new products to be introduced and significant discoveries of natural resources;

•	Significant pricing changes;

•	Changes in dividend policies or amounts;

•	Stock splits, public or private securities/debt offerings;

•	Stock repurchase programs;

•	Significant changes in management or operations;

•	Significant labor disputes or negotiations;

•	Actual or threatened major litigation, or the resolution of such litigation;

•	Financial liquidity problems or extraordinary borrowings;

•	Significant changes in a relationship with a primary lender;

•	Material write-offs or restructurings;

•	Proposed issuance of new securities;

•	Changes in previously disclosed financial information;

•	Purchase or sale of substantial assets;

•	Significant increase or decrease in backlog orders or the award of a significant contract;

•	Governmental investigations, criminal actions or indictments and any collateral consequences including potential debarment from government contracts; and

•	Governmental decision-making affecting specific parties, including regulatory approval and awards of government contracts.

If there is any doubt as to whether information is material, treat the information as material.

“Non-public” information is information that is not generally available to ordinary investors in the marketplace or in general circulation. As a rule, in order to conclude that information is public, one should be able to point to some fact to show that the information is generally available; for example, its announcement in an SEC filing or in a major news publication such as the Wall Street Journal or other publication of general circulation (including the web site of a major news publication, but not a blog or chat room). The information must also have been publicly available for sufficient time for the market to react and reflect the information in the security’s price.

6.2	Insider Trading and Tipping

No Covered Person who is aware of material, non-public information may engage in transactions in any securities (including equity securities, bonds and other debt securities, convertible securities, derivatives, options, any stock index including such securities as an element, and any other financial instruments) for himself or herself, as well as on behalf of the Firm, including any client of the Firm, while in possession of inside information regarding such securities or the issuer of such securities (“insider trading”). Nor may any person communicate such inside information to any person who could use such information to purchase or sell securities (“tipping”). These prohibitions are applicable no matter how you acquire the inside information.

Unless a decision has been made by Apollo that the receipt of inside information in connection with the Firm’s business is necessary or desirable, Covered Persons should affirmatively avoid directly or inadvertently coming into possession of inside information, or communicating inside information to others, including information in connection with their personal dealings. For example, Covered Persons may not discuss Firm and client dealings with unrelated business contacts, family, friends and other third parties. Such affirmative actions by Covered Persons will reduce the likelihood of insider trading and tipping and will avoid the unwanted imputation of inside information to the Firm.

Any Covered Person who comes into possession of inside information regarding a security or the issuer of a security must immediately contact a member of Legal and the Compliance Officer or designee, and must refrain from effecting transactions in securities of the issuer or communicating the information to any person inside or outside the Firm unless and until a member of Legal advises the Covered Person to the contrary.

6.3	Policies and Procedures Concerning Protection of Material, Non-Public and Other Confidential Information

It is imperative that the Firm exercise control over the circumstances in which it and its Covered Persons receive material, non-public and other confidential information. Absent effective controls in this area, the Firm and its clients may be “frozen” in a position or precluded from taking a new position in a security if the Firm or one of its Covered Persons has come into possession of material, non-public information concerning that security or its issuer. Covered Persons may find themselves in similar situations with respect to their personal investments in the event the Firm or another Covered Person comes into possession of material non-public information concerning a security or its issuer. Therefore, it is essential that Covered Persons not seek information that they believe may be material and non-public without the prior approval of, and subject to any and all restrictions imposed by, the Compliance Officer or designee.

6.3.1	Firm Restricted and Holdings List

The Firm’s Restricted List and Holdings List (the “List”) is comprised of two parts.

Operations maintains the Holdings List (or “Part I”) which includes all issuers in which Apollo funds maintain a position. However, the existing assets managed by Athene Asset Management, L.P. (“Athene”) are not included on Part I of the List.

Compliance maintains a Restricted List (or “Part II”) which contains a list of companies in which transactions in such companies’ securities are prohibited without further clearance by Compliance or Legal.

The Restricted List includes:

•	The names of companies for which the Firm may have material, non-public information;

•	The names of entities with which Apollo has confidentiality agreements that may impose certain restrictions on investments; and

•	The names of entities for which members of the Firm are directors, officers or members of the creditors committee.

The Restricted List is generally updated daily. A copy of the Restricted List is available on the intranet.

The contents of the Restricted List are confidential and proprietary information of the Firm and may not be communicated to anyone outside of the Firm without the prior approval of the Compliance Officer or designee.

6.3.2	Confidential Information Process

Generally, as a condition to the Firm receiving material, non-public or other confidential information, the Firm will be asked to enter into a confidentiality agreement whereby the Firm will, among other things, agree to keep such information confidential. All such requests for confidentiality agreements or other means of “going private” on an issuer should be referred to the Confidentiality Agreement Coordinator who will first vet the confidentiality agreement or other “going private request” through the Firm’s procedure on receiving confidential information (the “Confidential Information Process”). The Confidential Information Process generally begins with the investment professional as follows:

1.	The investment professional wishes to receive material non-public information on an issuer by one of the following ways: entering into a confidentiality agreement, accessing an electronic data room, meeting with an insider, or some other means.

2.	The investment professional will then request to “go private” on such issuer by notifying a member of Legal. In cases of confidentiality agreements, forwarding the confidentiality agreement to the distribution list entitled “Confidentiality Agreements” (external distribution name: ConfidentialityAgreements@ApolloCapital.com), will suffice as notice.

3.	The investment professional is required to identify, to the extent known, the specific fund(s) that will participate when they submit their request. With respect to the Credit platform, if such specificity cannot be identified at the time of the request, such investment professional is required to identify the specific Apollo Credit strategy or groups involved.
4.	Legal or Compliance will then vet the issuer’s name with the Restricted List and Holdings List and in cases of confidentiality agreements, Legal will begin review and negotiation of the confidentiality agreement with the counterparty. If the issuer’s name is on the Restricted List or Holdings List, further review is required or Legal or Compliance may at this point deny the investment professional’s request to “go private.”
5.	Legal or Compliance will then vet the issuer’s name with the Firm’s Confidentiality Agreement Committee (the “CA Committee”). The CA Committee is tasked with mitigating any potential conflicts that may arise in “going private” on an issuer. The CA Committee may deny the investment professional’s request to “go private.”
6.	Compliance will enter the applicable issuer on the restricted list.

No Covered Person is authorized to seek any material, non-public information, or enter into any written or oral confidentiality agreement, on behalf of the Firm without the express prior approval of one of the Firm’s in-house lawyers.

6.3.3	Communication with Insiders

Covered Persons should exercise caution when communicating with representatives of companies, creditors’ committees, boards of directors, advisors or significant shareholders (collectively, “Insiders”). Covered Persons should: (i) identify themselves and the purpose of their communication; and (ii) make clear that the Firm is seeking information only as to publicly disclosed or non-material, non-public matters (and that the Firm will assume that any and all information given to it by the company or its representatives or advisors has been publicly disclosed or is not material).

Alternatively, if a Covered Person wishes to obtain material non-public or other information during such discussions, such Covered Person must first request clearance from a member of Legal or Compliance. Such member of Legal or Compliance will then properly vet the name of the issuer prior to the Covered Person receiving the material non-public or other confidential information through the Confidential Information Process.

6.3.4	Communications with Public Employees

Covered Persons should exercise caution with respect to information received from non-public communications with federal legislative, executive, and judicial branch employees (collectively, “Public Employees”). Under federal law, Public Employees have a duty to refrain from making a private profit through the use of material, non-public information derived from their position as a Public Employee or gained through performance of their official duties.

Alternatively, if a Covered Person wishes to obtain material non-public or other information during such discussion by Public Employees, such Covered Person must first request clearance from a member of Legal. Such member of Legal will then properly vet the name of the issuer prior to the Covered Person receiving the material non-public or other confidential information through the Confidential Information Process. Additionally, if a Covered Person is unsure as to whether material non-public information was received, such Covered Person should contact a member of Legal.

6.3.5	Inadvertent or Unauthorized Receipt of Material Non-Public Information

In the event that a Covered Person inadvertently or without authorization comes into possession of information concerning any company or the market for its securities, and the Covered Person believes that this information is material and non-public, the Covered Person must notify a member of Legal and the Compliance Officer or designee immediately. Upon the receipt of such information, the Covered Person will be “frozen” and may not: (i) disclose the material, non-public information to others within or outside of the Firm; (ii) participate in discussions or deliberation with others within or outside of the Firm, or work on any transactions involving the company to which such information relates; or (iii) engage in transactions (or recommend or suggest that any person engage in transactions) in the securities to which such information relates, without the prior approval of, and subject to any and all restrictions imposed by, the Compliance Officer or designee.

6.4	Limiting Inadvertent Access to Material, Non-Public and Other Confidential Information

Covered Persons should take care that material non-public information is not left in public areas. Documents containing material non-public information, to the extent not being filed, should be shredded or otherwise destroyed when being disposed (prior to disposing of a record or document, check with the Compliance Officer or designee to ensure that it is not required to be maintained by the Firm). Workspaces should be cleared of material, non-public information at the end of each day and whenever left unattended to the extent unauthorized persons may have access to the area. Covered Persons should not discuss material, non-public information in public areas, such as hallways, elevators, restaurants, airplanes or trains. Covered Persons should take care when transmitting material non-public information, particularly by e-mail or fax, and should verify addresses to ensure that only the intended recipients receive the information.

To the extent that persons who have not entered into confidentiality agreements with the Firm visit the Firm’s offices, appropriate care should be taken to ensure that they are not afforded access to any material, non-public or other confidential information.

6.5	Arrangements with Consultants

From time to time, the Firm may retain the services of outside consultants to provide advice on economic, financial, or political matters. Apollo’s standard agreement with consultants requires that consultants maintain the confidence of any confidential information of the Firm, clients or the Funds that is shared with them and, moreover, that they not disclose to any person who does not have a “need-to-know” any material non-public information without the prior written approval of Legal or Compliance. However, if a Covered Person believes that he or she has come into possession of material non-public information from a consultant, the Covered Person should take the steps outlined above under “Inadvertent or Unauthorized Receipt of Material Non-Public Information” in Section 6.3.5, above.

6.6	No “Big Boy Letters”

A big boy letter states that parties to a transaction understand that one of them may have more information than the other, but because they are both sophisticated investors, they are entering into the transaction notwithstanding the information disparity and its potential effect on the price of the securities. Apollo prohibits trading in public securities while potentially in possession of material non-public information in reliance on “big boy letters.”

7.	Personal Securities Transactions

Your personal investment activities should always be conducted with the Firm’s reputation in mind and in compliance with all applicable laws and regulations. The Firm generally discourages personal securities transactions where pre-clearance is required. As an accommodation, however, the Firm permits limited personal trading where pre-clearance is required, as described below. In addition to complying with all other Code provisions and relevant policies and procedures, all trading in Employee Related Accounts (as defined below) must adhere to the following policies.

7.1	PTCC

All pre-clearance of personal trades, various compliance certifications and other compliance related procedures are managed through PTCC. All new Covered Persons are required to register with PTCC.

7.2	Employee Related Accounts

The Firm has adopted the following general procedures concerning the pre-clearance of certain transactions in, and the reporting requirements with respect to, “Employee Related Accounts,” defined as:

•	All accounts in the name of (i) the Covered Person, (ii) any member of the Covered Person’s immediate family and to whose support the Covered Person significantly contributes, which may include the Covered Person’s spouse, children, stepchildren, grandchildren, parents, grandparents, stepparents, siblings, persons with whom the Covered Person has an adoptive or in-law relationship or (iii) any other person to whose support a Covered Person significantly contributes;

•	All accounts in which any of the above persons (collectively, the “Relevant Persons”) has a direct or indirect beneficial ownership interest; and

•	All other accounts over which any Relevant Person exercises any investment control, influence or discretion (“Discretionary Brokerage Account”).

The term “beneficial ownership,” for purposes of the definition of Employee Related Accounts, is interpreted as set forth in Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended. Under this rule, a person has “beneficial ownership” of securities if the person, directly or indirectly, through any contract arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities. A “pecuniary interest” in a security means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security. A person is presumed to have an “indirect pecuniary interest” in securities held by members of such person’s immediate family sharing the same household, although this presumption may be rebutted. For additional information on what would be considered an “indirect pecuniary interest,” see Appendix 7.2.

Consult with the Compliance Officer or designee if you have any questions as to whether an account is covered by the policies in this Section 7.2.

7.2.1	New Employee Related Accounts and Closed Accounts

Each Covered Person must promptly notify the Compliance Officer or designee through PTCC (e-mails accepted) of the opening of any Employee Related Account. The notice must include the name and number of such Employee Related Account, and the name and address of the broker-dealer or financial institution where such account is maintained.

Each Covered Person also must promptly notify the Compliance Officer or designee if an Employee Related Account is closed.

7.2.2	Fully-Managed and Mutual Fund Only Accounts

Investment transactions in fully-managed accounts, where the Covered Person has no investment control, influence or discretion, and accounts in which only mutual funds may be purchased are permitted without pre-clearance by the Compliance Officer or designee. Certification as to account status will be required at least annually though PTCC.

7.3	Pre-clearance for Trades

Unless an exclusion as listed below applies, all personal securities transactions in Discretionary Brokerage Accounts require pre-clearance from Compliance. Pre-clearance is authorized for a limited window period of up to three business days and is subject to a minimum holding period of 90 days.

Approval will not be granted for the purchase of securities of companies with a market capitalization for the outstanding equity on the date of request of (x) more than $100 million and (y) less than $10 billion (the “Market Cap Rule”). From time to time, exceptions may be made to the Market Cap Rule. In the event that an exception from the restriction is granted, the Chief Compliance Officer or designee shall make and maintain a record of the basis for the exception.

In addition, no personal transactions in initial public offerings are permitted and no securities may be sold short.

Requests for pre-clearance must be sent through PTCC. Persons submitting pre-clearance requests must confirm that they are not in possession of material non-public information and, in the case of proposed sales, that the securities have been held for a minimum of 90 days.

Transactions involving the following are excluded from the pre-clearance requirement:

•	Government and municipal securities;

•	Exchange Traded Funds (“ETFs”) and closed-end funds, including any derivatives thereof (transactions in ETF’s and closed-end funds are not subject to the Market Cap Rule discussed above);

•	Mutual funds (i.e., open-ended investment companies);

•	Variable annuities;

•	Commodities;

•	Transactions in fully-managed accounts, where Relevant Persons have no investment control, influence or discretion; and

•	Apollo publicly traded stock awarded to employees as part of an equity incentive plan. An award agreement shall serve as pre-clearance for Apollo publicly traded stock awarded to employees as part of an equity incentive plan.

The Compliance Officer or designee will promptly review and determine whether to approve trades requested by Covered Persons.  In determining whether approval should be granted, the Compliance Officer or designee will vet each request against the Restricted List, Watch List, Apollo’s Holdings List and Athene’s Holdings List.

7.3.1	Limitations on Trading and Minimum Holding Period for other than AP Alternative Assets, L.P. Securities

Apollo encourages long-term investing by its Covered Persons and discourages active trading because of the potential conflicts of interest and distractions during business hours. Covered Persons are prohibited from engaging in day-trading.

All discretionary authority account transactions in securities are subject to a minimum investment holding period of 90 days.

The holding period for options will be determined at the time approval is provided.

7.3.2               Pre-Clearance for Private Placement Transactions, Private Funds and Alternative Investments

Investments in private placements (such as third party hedge funds, investment partnerships, etc.) must be pre-cleared by the Compliance Officer or designee. Relevant Persons wishing to request pre-clearance of private placements that are not sponsored by Apollo must submit a pre-clearance form to the Compliance Officer or designee. A Pre-Clearance Form for Private Placements is available in the Personal Trading Appendix to the Apollo’s Supervisory Procedures Manual. Pre-clearance for investments in private placements sponsored by Apollo will be documented through the subscription process.

Relevant Persons shall notify the Compliance Officer or designee of all sales of, or withdrawals from, private funds and alternative investments.

7.3.3	Employee Trading Policies for Apollo Publicly Traded Securities

See Appendix 7.3.3 for the Employee Trading Policies for Apollo Publicly Traded Securities.

7.4	Reporting Requirements

Each Covered Person must periodically report to the Compliance Officer or designee all holdings and transactions in Discretionary Brokerage Accounts, in accordance with this Section 7.4.

7.4.1	Holdings Reports

Covered Persons are required to submit a report of the holdings of all Relevant Persons in Discretionary Brokerage Accounts upon hire (“Initial Holdings Report”) and annually thereafter (a “Holdings Report”). New Covered Persons are required to complete an Initial Holdings Report and provide it to the Compliance Officer or designee within 5 business days of joining the Firm. The information contained in a Covered Person’s Initial Holdings Report must be current as of a date no more than 45 days prior to the date such person became a Covered Person, and the information contained in the subsequent Holdings Reports of such Covered Person must be current as of a date no more than 45 days prior to the date such Holdings Report was submitted.

Both the Initial Holdings Report and the Holdings Report shall contain, at a minimum, the following information:

•	The title and type of security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each reportable security in which the Relevant Persons have any direct or indirect beneficial ownership;

•	The name of any broker, dealer or bank with which the Relevant Persons maintain an account in which any securities are held for the Relevant Person’s direct or indirect benefit;

•	If securities are held other than with a broker, dealer or bank, the location of the securities; and

•	The date that the Covered Person submits the report to the Compliance Officer or designee.

For a sample Initial Holdings Report and Holdings Report, see the Personal Trading Appendix to Apollo’s Supervisory Procedures Manual.

Submission to the Compliance Officer or designee of a duplicate copy of the most recent periodic financial institution statements of the Relevant Persons within the time frame listed herein, will be sufficient to fulfill this requirement if such financial institution statements include all required information for all securities and there are no securities held outside such accounts. Initial Holdings Reports and Holdings Reports may be submitted electronically or in hard copy.

7.4.2	Transactions Reports

Covered persons are required to provide duplicate account statements for each Relevant Persons’ Discretionary Brokerage Account(s) no later than 30 days after the end of each calendar quarter. Such reports must contain information regarding transactions in all of the Relevant Persons’ Discretionary Brokerage Accounts (“Transaction Reports”). Transaction Reports may be submitted electronically or in hard copy. Depending on the brokerage firm, transaction reports may be submitted electronically through PTCC. The transaction reports shall cover, at a minimum, all transactions during the quarter, and shall include the following information:

•	The date of the transaction, the title and, as applicable, the exchange ticker symbol or CUSIP number, the interest rate and maturity date, the number of shares and the principal amount of each reportable security involved;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price of the security at which the transaction was effected;

•	The name of the broker, dealer or bank with or through which the transaction was effected;

•	If not effected through a broker, dealer or bank, the location of the securities and a description of how the transaction was effected; and

•	The date that the Covered Person submits the report to the Compliance Officer or designee.

Transaction reports shall not be required for transactions excluded from the pre-clearance requirement listed in Section 7.3 above.

7.4.3	Duplicate Statements

In order to meet the Holdings Report and Transaction Report requirements, duplicate account statements for all discretionary brokerage accounts must be sent directly to the Compliance Officer, designee, or to PTCC within 30 days after the end of the applicable monthly or quarterly period. A sample authorization letter requesting brokerage firms to send duplicate statements to the Firm is available in Appendix 7.4.3. A Quarterly Holdings Report will need to be completed in the event that a brokerage firm cannot provide duplicate account statements.

Access to duplicate account statements with respect to Employee Related Accounts and other personal securities holdings will be restricted to those persons who are assigned by the Firm to perform review functions, and all such materials will be kept confidential except as otherwise required by law.

7.5	Piggy-Backing and Front-Running

You may not receive any personal advantage from information which has been obtained by, or in the course of, the performance of your duties at the Firm. Therefore, “piggy-backing” and “front-running” (i.e., purchasing or selling a security for an account of the adviser or an affiliate or employee of an adviser prior to its purchase for a client account) are prohibited.

8.	OTHER BUSINESS CONDUCT

You are expected to conduct the Firm’s business in accordance with the highest legal and ethical standards, respecting the Firm’s clients, investors and related parties, dealing responsibly with the Firm’s assets, and complying with applicable legal and regulatory requirements.

8.1	Assets of the Firm

You are expected to protect the Firm’s assets and the Firm’s clients’ assets.

The Firm’s assets include not only financial assets such as cash and securities and physical assets such as furnishings, equipment and supplies, but also client relationships and intellectual property such as information about clients, investors, related parties, systems and people. All property created, obtained, or compiled by or on behalf of the Firm belongs to the Firm.

The Firm’s assets should be used only for the conduct of the Firm’s business, except where limited incidental personal use is authorized by the Code or other applicable policies.

8.2	Telephones, E-Mail, Internet and other Electronic Communications Devices

Telephones, electronic mail (e-mail) systems and other electronic communications devices provided by Apollo, whether in the workplace or elsewhere, are the property of the Firm and should be used for business purposes. Limited incidental personal use is permitted, consistent with the Code and all other policies of the Firm.

The Firm’s computer and electronic communications systems are configured to retain records consistent with the Advisers Act. To ensure compliance, you must:

•	Save and store all files, including but not limited to documents, spreadsheets, and presentations, on the Firm network; and

•	All electronic communications related to the Firm’s business must be sent through the Firm’s e-mail facilities or other electronic communication systems at all times, including when away from the office. You must not use text messaging on personal or Firm-provided devices, instant messaging services (other than instant messaging services that have been approved by Apollo) or any other form of electronic communication to conduct Apollo business that has not been approved by Compliance.

The use of e-mail and the internet must conform to the Firm’s policies. E-mail and internet systems may be used to transmit or provide access to confidential information only when such information is adequately protected and transmitting such information is necessary for business purposes.

Among other things, unless used for a permitted purpose, the following are prohibited:

•	Statements, which if made in any other forum, would violate any of our policies, including policies against discrimination and harassment, participation in impermissible or illegal activities, and the misuse of confidential information, and

•	Accessing, downloading, uploading, saving, or sending sexually-oriented or other lewd or offensive materials.

In addition, you must not forward documents which would be considered proprietary to the Firm and/or marked “For Internal Use Only” outside the Firm without the consent of your supervisor or Legal.

You may not participate (that is, communicate) in chat rooms, social media web sites (such as social networking sites), or similar media or post information to public electronic bulletin boards or blogs that relates in any way to (i) the business of the Firm or (ii) your employment at the Firm without prior approval from Compliance .

Persons associated with the Firm may not establish personal web sites that disclose their employment by the Firm or that contain content which relates in any way to the business of the Firm or its affiliates.

There is no right to privacy in any data and/or communications transmitted through, received by, or contained in the Firm’s electronic or telephonic equipment or systems. The Firm considers all such data and communications to be the property of the Firm. Subject to applicable laws and regulations, the Firm reserves the right to monitor, review and disclose all such data and communications as it deems appropriate. In addition, the Firm has implemented an e-mail surveillance program pursuant to which your e-mails are subject to review.

8.3	Internal Controls, Record Retention and Reporting

Internal controls and record retention policies have been established in order for Apollo to meet both legal and business requirements.

The falsification of any book, record or account relating to the business of Apollo, its clients or to the disposition of assets of the Firm or its clients (including, without limitation, the submission of any false personal expense statement, claim for reimbursement of a non-business expense or a false record or claim under an employee benefit plan) is prohibited.

All forms of recorded information created or received in the course of conducting the Firm’s business or involving the Firm’s legal obligations must be maintained and/or discarded in accordance with the Firm’s policies on record retention set forth in Apollo’s Supervisory Procedures Manual. All Covered Persons are responsible for being familiar, and complying, with these policies. Notwithstanding any other provision of such record retention policies, no document or record may be destroyed if you have been advised or otherwise should recognize that it may be relevant to a pending or threatened legal or regulatory proceeding.

It is of critical importance that Apollo’s filings with regulatory authorities be accurate and timely. Information provided to those involved in preparation of the Firm’s disclosures to regulators and investors should be complete, accurate and informative.

8.4	Limits of your Authority

Your authority to act on behalf of Apollo is limited by various laws, regulations, corporate charters, bylaws and resolutions and by internal policies and procedures. You may not sign any documents, or otherwise represent or exercise authority on behalf of any Apollo entity unless you are specifically authorized to do so.

Any Covered Person who is authorized to take action on behalf of Apollo must first conduct appropriate inquiries and due diligence to determine that the taking of such action is appropriate and consistent with the Firm’s business objectives, policies and procedures. Covered Persons who are responsible for supervising any other person in connection with actions taken on behalf of the Firm must provide appropriate supervision under the circumstances, which may include independently verifying information and conducting additional inquiries, to ensure that it is appropriate to rely on such information.

8.5	Post-Employment Responsibilities

As a condition of continued employment or other association with Apollo, Covered Persons will have certain responsibilities after their employment or other association with Apollo terminates. Specifically, all Covered Persons, after the termination of their employment or other association, must (in addition to other specific requirements of the Code and any employment agreements with the Firm):

•	Return all Firm assets in their possession, including, but not limited to, files, records, building access cards, keys, cell phones, mobile or remote computers, corporate credit cards, computer software, hardware and disks;

•	Maintain the confidentiality of confidential information relating to the Firm, its clients, investors, related parties, or any other confidential information obtained in the course of their employment;

•	Refrain from insider trading based on information obtained in the course of employment by Apollo;

•	If requested, assist Apollo with investigations, litigation, and the protection of intellectual property relating to their employment;

•	Refrain from soliciting a business or investment opportunity that you became aware of during your employment or other association with the Firm, from someone doing business or seeking to do business with Apollo; and

•	Refrain from taking for yourself a business opportunity belonging to the Firm or any client that you became aware of during your employment or other association with the Firm.

8.6	Soft Dollar Arrangements

Soft dollar arrangements require the prior approval of the Compliance Officer or designee. The SEC defines a “soft dollar arrangement” as an arrangement under which products or services other than execution of securities transactions are obtained by an adviser from or through a broker-dealer in exchange for the adviser directing client brokerage transactions to the broker-dealer. Soft dollar arrangements may be formal written agreements or informal agreements, including ones to direct trades to a particular broker-dealer.

Because soft dollar arrangements may present conflicts of interest between Apollo and its clients, the Fund Trader must disclose any proposed soft dollar arrangements on the Broker Request Form attached as an Appendix to Apollo’s Supervisory Procedures Manual and obtain approval from Compliance before entering into a soft dollar arrangement.

9.	MONEY LAUNDERING

It is the policy of Apollo to comply with all applicable federal and state laws and regulations designed to combat money laundering. The Firm is committed to taking reasonable and practical steps to help achieve this goal.

Apollo has established policies, procedures and internal controls designed to assure compliance with federal law and regulations regarding money laundering and terrorist financing. In this regard, the Firm’s goal is to:

•	Accept investments only from legitimate law-abiding investors;

•	Cause each of our clients to accept investments only from legitimate, law-abiding investors; and

•	Invest, and cause each of our clients to invest, only in legitimate, law-abiding companies.

9.1	AML Compliance Officer

Apollo has appointed Cindy Michel to serve as its Anti-Money Laundering (“AML”) Compliance Officer (the “AML Compliance Officer”). The AML Compliance Officer is responsible for monitoring compliance with applicable federal and state law regarding the AML efforts, conducting or overseeing ongoing training programs designed to familiarize employees with the requirements of AML laws and compliance efforts, and updating senior management of developments in AML compliance efforts and/or applicable laws. Any questions or comments regarding these policies and procedures should be directed to the AML Compliance Officer.

9.2	Money Laundering

In general, money laundering consists of moving cash or other financial assets attributable to illicit activities through one or more legitimate accounts, businesses or other conduits for the purposes of making such cash or assets appear to be attributable to legitimate activities or otherwise more difficult to trace back to their illicit source.

Regulators and law enforcement agencies will prosecute firms and individuals for assisting a money launderer, disregarding legal requirements or deliberately “turning a blind eye” to criminal activity. Covered Persons are personally responsible for complying with anti-money launderings laws and must immediately report suspicions of money laundering to the AML Compliance Officer.

The following policies and procedures must be adhered to at all times.

9.2.1               Know Your Customer (“KYC”)

The “Know Your Customer” process is a vital element of the investor acquisition and retention process. Appropriate due diligence must be completed prior to establishing a business relationship with any investor. The due diligence review must be designed to address any money laundering risks based on the nature and geographic location of the investor. The level of due diligence conducted must be reasonable under the circumstances and may require that additional steps be taken with regard to investors who appear to present an increased money laundering risk. In some instances it may be reasonable for the Firm to rely on a placement agent or other financial intermediary with appropriate AML policies and procedures in place to conduct the due diligence required with respect to investors introduced to the Firm by such placement agent or financial intermediary.

Procedures for verifying the identity of investors are set forth in the Supervisory Procedures Manual. The Firm is required to comply with the economic sanctions imposed by the U.S. against certain countries. The Department of Treasury’s Office of Foreign Assets Control (“OFAC”) maintains a list of certain foreign governments and certain specially designated nationals on which sanctions have been imposed. In connection with KYC due diligence, the AML Compliance Officer or designee will compare each potential investor to the OFAC list to ensure that funds are not accepted from or paid to any geographic region, person or entity subject to U.S. sanctions. These comparisons must be completed prior to the acceptance of any investor.

Procedures for performing OFAC checks are set forth in the Supervisory Procedures Manual.

9.3	OFAC Prohibited Assets

The United States Department of Treasury has enacted regulations that prohibit effecting transactions in certain assets. The following are generally prohibited:

•	Securities registered or inscribed in the name of a Cuban national;

•	Sovereign debt securities representing obligations of the governments of Cuba, Iran, Libya, North Korea, and Sudan;

•	Debt or equity securities representing obligations of, or ownership interests in, companies appearing on OFAC’s Specifically Designated Nationals list;

•	Debt or equity securities representing obligations of, or ownership interests in, companies located in Cuba; and

•	Any bankers’ acceptances or any other securities which represent obligations of, or ownership interests in, entities owned or controlled by blocked commercial or governmental entities referenced above.

9.4	Suspicious Activity

Any “suspicious activities” of any of the Firm’s potential investors or investors must be reported promptly to the AML Compliance Officer. Suspicious activities are difficult to define and are generally left to the common sense of the individual. However, signs of suspicious activity may include:

•	Unusual concern exhibited by an investor regarding Apollo’s compliance with the AML laws, rules and regulations or other government reporting requirements;

•	An investor (or persons/entities publicly associated with such investor) that has a questionable background or is the subject of news reports indicating possible criminal, civil or regulatory violations;

•	An investor who appears to be acting as the agent for another entity but declines, evades or is reluctant, without legitimate commercial reasons, to provide any information in response to questions about that entity;

•	An investor who is a non-U.S. bank that declines to provide information regarding ownership;

•	An investor who refuses or fails to provide requested information;

•	Information provided by the investor that appears false or suspicious, is inconsistent or cannot be explained after additional inquiries;

•	An investor who appears to be controlled by a senior foreign political figure;

•	Wire transfers or transactions with individuals or entities, or through countries, identified by the U.S. Department of Treasury as being a “primary money laundering concern,” financial secrecy haven countries, or otherwise reasonably suspected of money laundering, terrorism or other illegal activities without an apparent business reason; and

•	Any suspicious financial transactions, such as capital contributions made in the form of cash, travelers checks, money orders, cashier’s checks or third-party checks.

For business and security purposes, no one other than senior management or the AML Compliance Officer or designee may contact any person suspected of suspicious activities.

10.	OUTSIDE ACTIVITIES, GIFTS AND OTHER POTENTIAL CONFLICTS OF INTEREST

A conflict of interest may arise from an employee’s involvement in outside interests or relationships that may either conflict with the employee’s duty to the Firm, adversely affect the employee’s judgment in the performance of his or her responsibilities or provide an actual or potential personal benefit. The benefit may be direct or indirect, financial or non-financial, through family connections, personal associations or otherwise. It is the policy of Apollo that all employees conduct the business affairs of the Firm in accordance with the highest principles of business ethics and in such a manner so as to avoid such conflicts of interest, whether actual or potential.

Covered Persons should promptly report to the Compliance Officer or designee any situation or circumstance which may give rise to a conflict of interest.

While it is not possible to describe all circumstances where a conflict of interest exists or may exist, the following is intended to provide some guidance about potential conflicts of interest.

10.1	Making Impartial Business Decisions

To avoid a conflict of interest, employees should approach all persons doing or seeking to do business with Apollo in an entirely impartial manner. The only criterion of any business decision should be whether Apollo’s clients’ best interests are promoted, and any circumstances which could call such impartiality into question should be disclosed to the Compliance Officer or designee. For example, any factors suggestive of a possible conflict in connection with recommending an investment must be disclosed, as should any personal connection that an employee may have with an outside party, such as a consultant, with which we are considering doing business.

10.2	Potential Conflicts of Interest Under Limited Partnership Agreements and Offering Materials

The Apollo Limited Partnership Agreements and the offering materials of the various Apollo funds contain various provisions relating to possible conflicts of interest, which are too detailed to summarize in this Code. If you are aware of circumstances that you feel might constitute a conflict of interest between Apollo or any of its Covered Persons and our clients or their limited partners, you must bring the matter to the attention of a member of Legal.

10.3	Dealing With Portfolio Companies

Having an interest in a firm that does business with a portfolio company could create a conflict of interest. Covered Persons must make full disclosure of any such interests to the Compliance Officer or designee.

10.4	Personal Relationships

In general, without prior approval from the Compliance Officer or designee, you may not act on behalf of Apollo in any transaction or business relationship involving yourself, members of your family, or other persons or organizations with which you or your family have had any significant personal connection or financial interest.

You may not engage in self-dealing or otherwise trade upon your position with Apollo, or accept or solicit any personal benefit from a client, investor or related party that is not generally available to other persons or made available to you due to your position with Apollo (except in accordance with our policies regarding the occasional acceptance of gifts).

Negotiating with Apollo on behalf of others with whom you or your family has had a significant connection should be avoided if there is a risk that your involvement would be perceived as conflict of interest with your position with the Firm.

10.5	Outside Business and Memberships

Your outside activities must not reflect adversely on Apollo or give rise to a real or apparent conflict of interest with your duties to the Firm. You must be alert to potential conflicts of interest and be aware that, as a condition to your continued employment or other association with the Firm, you may be asked to discontinue any outside activity if a potential conflict arises. Outside activities must not interfere with your job performance or require such long hours so as to affect your physical or mental effectiveness. Your job at Apollo should always be your first work priority.

10.5.1	Pursuing Firm Business or Investment Opportunities

Without the approval of the Compliance Officer or designee, you may not, directly or indirectly:

•	Accept a business or investment opportunity from someone doing business or seeking to do business with Apollo that is made available to you as a result of your association with the Firm and whose acceptance would create a perception that actions you take may not be in the Firm’s or its clients best interest;

•	Take for yourself a business opportunity belonging to the Firm or any client; or

•	Engage in personal investing or trading, except as otherwise permitted herein.

10.5.2            Outside Employment

Except as authorized by the Compliance Officer or designee, Covered Persons may not be employed, provide services for, or receive remuneration from any person or entity other than the Firm or any related party.

Covered Persons may not work for, or serve as a director, officer, trustee of or adviser to, a competitor of the Firm, except with the prior approval of the Compliance Officer or designee. In addition, Covered Persons may not serve as a director of a third party or member of a creditors’ committee (except in connection with such Covered Person’s employment responsibilities), without the prior approval of the Compliance Officer or designee, and must receive prior approval before accepting any security interest in such company.

Covered Persons must receive prior approval from the Chief Compliance Officer or designee before becoming a candidate for public office or accepting any government position, including a member, director, officer or employee of a governmental agency, authority, advisory board or other board (e.g., a public school or library board).

Each Covered Person who seeks approval for engaging in any outside business activity must submit a request through PTCC. Each Covered Person seeking approval must also complete and submit the “Outside Business Activity Approval Request Form,” found on Apollo’s intranet, describing the nature of the outside business activity, the time commitment involved, the parties for whom such Covered Person will be working or associated with, and other relevant particulars of the business activity.

The Compliance Officer or designee, as well as the Covered Person’s manager, shall review and approve or deny requests for outside business activities.

On an annual basis, all Covered Persons will be required to certify that:

•	Whether previously disclosed outside business activities are still active;
•	All outside business activities they are currently engaged in have been disclosed and approved by the Chief Compliance Officer or their delegate;
•	Their current and future involvement with outside business activities will not materially interfere with their duties and responsibilities as an Apollo employee;
•	Their outside business activity will not result in any material conflict of interest for Apollo or its clients and funds;
•	They will not disclose or use any proprietary or confidential information in connection with their current or future involvement with outside business activities; and
•	They understand that Apollo has fiduciary obligations and other duties and obligations under federal, state and non-U.S. securities laws and regulations which may govern or impact their involvement in, and public communications concerning, outside business activities.
10.5.3	Memberships

The Firm supports its employees’ involvement in community activities, professional organizations and not-for-profit organizations, provided such activities do not violate the law or directly and materially affect the Firm. Before joining an organization or engaging in such activities, Covered Persons should evaluate whether the membership or participation could cause, or appear to cause, a conflict of interest. If there is any question as to whether a conflict of interest exists or may exist, the Covered Person should consult with the Compliance Officer or designee before joining such organizations or engaging in such activities. However, as stated in Section 10.5.2, Covered Persons may not serve as an officer or director of a professional organization or not-for-profit organization without prior approval from the Compliance Officer or designee.

10.6	Gifts

Covered persons must (1) pre-clear all gifts with the Compliance Officer or designee given to anyone doing business with, or who is seeking to do business with Apollo, and (2) promptly report to the Compliance Officer or designee all gifts received from anyone doing business with, or who is seeking to do business with, the Firm regardless of value through PTCC. No Covered Person may accept gifts having an aggregate value of $100 per year from any person associated with a broker-dealer. A Covered Person is prohibited from soliciting gifts for his or herself or for anyone else, or accepting gifts from, or giving gifts to, anyone in return for any business, service, or confidential information of the Firm.

For the purposes of the Code, the term “gift” includes anything of value for which you are not required to pay the retail or usual and customary cost. A gift may include meals or refreshments, goods, services, tickets to entertainment or sporting events, or the use of a residence, vacation home, or other accommodations. Gifts given by others to members of your family, to those with whom you have a close personal relationship, and to charities designated by you, are considered to be gifts to you for purposes of the Code.

Covered Persons may, however, accept or give customary and inexpensive gifts (including birthday and anniversary gifts, gifts for recognition of service and accomplishment), common courtesies, promotional items, business-related meals, entertainment or favors, and attend or host permitted golf outings and similar business related functions, when (i) such gifts are neither so frequent nor so generous as to appear excessive, (ii) the acceptance or giving of such gift will not place the recipient under any obligation to the donor and will not create the appearance of influencing the recipient and (iii) the level of expense associated with such gift is reasonable and customary in the context of the Firm’s business and the relationship with the donor or recipient. As a general matter, gifts having a value of $100 or less will be considered immaterial and therefore permissible.

The giving of gifts to public employees is in most cases strictly limited by law or regulation. However, depending on the jurisdiction, there may be exceptions. All gifts to public employees must be pre-approved by the Compliance Officer or designee.

10.7	Entertainment

Prior to entertaining a public employee (U.S. or non-U.S.), you must obtain pre-clearance from the Compliance Officer or designee (e-mail acceptable).

11.	POLITICAL CONTRIBUTIONS

Improper contact with public employees at any level of government – including elected officials, appointed officials, and public employees at the federal, state, and local levels – may adversely impact the Firm’s business interests and reputation. Improper contact may also lead to civil and criminal liability for the individual employee, and potentially for the Firm as well. This Section of the Code sets forth the Firm’s policies for political giving and related activities. Key terms relevant to this Section of the Code are defined below.

The Firm and its Covered Persons are prohibited from:

  Making a contribution that is not in compliance with this Section of the Code;

  Providing or agreeing to provide, directly or indirectly, payment to any person to solicit a government entity for investment advisory services, unless such person is a regulated person or is an executive officer, general partner, managing member (or, in each case, a person with a similar status or function), or employee of the investment adviser; and

  Coordinating or soliciting any person or political action committee (“PAC”) to make, any:

    Contribution to an official of a government entity to which the Firm is providing or seeking to provide investment advisory services; or

    Payment to a political party of a state or locality where the Firm is providing or seeking to provide investment advisory services to a government entity.

The Firm and its Covered Persons are prohibited from doing anything indirectly that they would be prohibited from doing directly, including making “conduit” contributions through third parties, including through family members, affiliates, or other persons or entities.

The above prohibitions apply to covered investment pools. Specifically, an investment adviser to a covered investment pool in which a government entity invests or is solicited to invest is treated as though that investment adviser were providing or seeking to provide investment advisory services directly to the government entity.

11.1	Pre-clearance of Political Contributions

All Covered Persons will be required to request through PTCC (or if unable to request through PTCC, by email) pre-clearance prior to making any political contribution.

This requirement to obtain prior approval before making a contribution applies to your immediate family members who reside with you and to whose support you significantly contribute, which may include your spouse, children, stepchildren, grandchildren, parents, grandparents, stepparents, siblings, persons with you have an adoptive or in-law relationship or any other person to whose support you significantly contribute.

11.2	Pre-clearance of Contribution Related Activity

All Covered Persons are required to request through PTCC (or if unable to request through PTCC, by email) pre-clearance prior to coordinating or soliciting any person or PAC to make, any:

  Contribution to an official of a government entity; or

  Payment to a political party of a state or locality.

This requirement to obtain prior approval applies to your immediate family members who reside with you and to whose support you significantly contribute, which may include your spouse, children, stepchildren, grandchildren, parents, grandparents, stepparents, siblings, persons with whom you have an adoptive or in-law relationship or any other person to whose support you significantly contribute. The approval notice will include any restrictions or conditions imposed by the Compliance Officer or designee deems appropriate.

11.3	Payments for Soliciting a Government Entity

Prior to paying or agreeing to provide, directly or indirectly, payment to any person to solicit a government entity to engage Apollo to provide investment advisory services, a written (email acceptable) request must be made to the Compliance Officer or designee and approval obtained.

11.4	Definition of Key Terms
11.4.1	Contribution

For purposes of this Section of the Code, the term “contribution” means any gift, subscription, loan, advance, or deposit of money or anything of value made for:

  The purpose of influencing any election for federal, state or local office;

  Payment of debt incurred in connection with any such election;

•	Transition or inaugural expenses of the successful candidate for state or local office; or
•	A PAC organized under federal or state law.
11.4.2	Executive Officer

For purposes of this Section of the Code, the term “executive officer” of an investment adviser means:

  The president;

  Any vice president in charge of a principal business unit, division or function (such as sales, administration or finance);

  Any other officer of the investment adviser who performs a policy-making function; or

  Any other person who performs similar policy-making functions for the investment adviser.

Please note that a person who is not an employee of the Firm may be deemed to be an “executive officer.”

11.4.3	Government Entity

For purposes of this Section of the Code, “government entity” means any state or political subdivision of a state, including:

  Any agency, authority, or instrumentality of the state or political subdivision;

  A pool of assets sponsored or established by the state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to a “defined benefit plan” as defined in Section 414(j) of the Internal Revenue Code (26 U.S.C. 414(j)), or a state general fund;

  A plan or program of a government entity; and

•	Officers, agents, or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.
11.4.4	Official

For purposes of this Section of the Code, “official” means any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a government entity, if the office:

  Is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity; or

•	Has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity.
11.4.5	Payment

For purposes of this Section of the Code, “payment” means any gift, subscription, loan, advance, or deposit of money, in-kind donations of goods and services or anything of value. In-kind contributions include goods and services offered free of charge or at a discount to a campaign, as well as payments to third party vendors for goods and services provided to a campaign.

11.4.6	Plan or Program of a Government Entity

For purposes of this Section of the Code, “plan or program of a government entity” means any participant-directed investment program or plan sponsored or established by a state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to, a “qualified tuition plan” authorized by Section 529 of the Internal Revenue Code (26 U.S.C. 529), a retirement plan authorized by Section 403(b) or 457 of the Internal Revenue Code (26 U.S.C. 403(b) or 457), or any similar program or plan.

11.4.7	Public Employee

For purposes of this Section of the Code, “public employee” means any employee of a government entity.

11.4.8	Regulated Person

For purposes of this Section of the Code, “regulated person” means:

  An investment adviser registered with the Commission that has not, and whose covered associates have not, within two years of soliciting a government entity:

    Made a contribution to an official of that government entity, other than de minimis contribution; and

    Coordinated or solicited any person or PAC to make any contribution or payment described in Section 11.2; or

  A “broker,” as defined in Section 3(a)(4) of the Securities Exchange Act of 1934 (15 U.S.C. 78c(a)(4)) or a “dealer,” as defined in Section 3(a)(5) of that Act (15 U.S.C. 78c(a)(5)), that is registered with the Commission, and is a member of a national securities association registered under Section 15A of that Act (15 U.S.C. 78o-3), provided that:

    The rules of the association prohibit members from engaging in distribution or solicitation activities if certain contributions have been made; and

    The Commission, by order, finds that such rules impose substantially equivalent or more stringent restrictions on broker-dealers than Rule 206(4)-5 imposes on investment advisers and that such rules are consistent with the objectives of Rule 206(4)-5.

11.4.9	Solicit

For purposes of this Section of the Code, “solicit” means:

  With respect to investment advisory services, to communicate, directly or indirectly, for the purpose of obtaining or retaining a client for, or referring a client to, an investment adviser; and

•	With respect to a contribution or payment, to communicate, directly or indirectly, for the purpose of obtaining or arranging a contribution or payment.
11.4.10	Covered Investment Pool

For purposes of this Section of the Code, “covered investment pool” means:

  An investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”) that is an investment option of a plan or program of a government entity; or

•	Any company that would be an investment company under Section 3(a) of the Investment Company, but for the exclusion provided from that definition by either Section 3(c)(1), Section 3(c)(7) or Section 3(c)(11) of the Investment Company Act.
11.5	Avoiding Coercion and the Appearance of Coercion

Federal, state, and local campaign finance law prohibits coercion in connection with the solicitation of campaign finance contributions. To avoid coercion and the appearance of coercion, the solicitor should:

  Only solicit individuals of the same management level as the solicitor (i.e., partners should not solicit junior employees);

  Avoid linking the making of a contribution, whether directly or by implication, with the potential donor’s employment at the firm, their prospects for a promotion, or any other condition of their employment;

  Inform the potential donor that contributions are voluntary and will not be reimbursed, and that the potential donor may refuse to contribute without fear of reprisal; and

  Refrain from pressuring colleagues to make a contribution if they express hesitation about doing so.

Refrain from stating that the election of the candidate would benefit Apollo, though the solicitor may make general statements about the importance of the election to private equity firms.

11.6	Use of Firm Name and Resources

The use of Firm resources to solicit contributions should be avoided. Solicitations should not involve:

  The use of Apollo computers, phones and other property beyond incidental use;

  Communications drafted or sent out on Apollo letterhead;

  The assistance of Apollo staff, including assistants and support staff.

11.7	Reimbursement of Contributions

The reimbursement of campaign contributions is a violation of federal, state, and local campaign finance law, and should be diligently avoided. Solicitors should under no circumstances agree to reimburse all or any portion of a contribution, or imply that reimbursement will be forthcoming.

11.8	Political Contributions of Portfolio Companies

It is Apollo’s policy not to direct or make recommendations regarding the political contributions of its portfolio companies.

11.9	Solicitation of Political Contributions and Fundraising Events

As a matter of policy, the Firm generally will not make direct contributions in connection with federal, state, or local elections.

The firm may from time to time elect to hold a fundraising event in coordination with a candidate for federal, state, or local office. All fundraising events must be pre-cleared by the Compliance Officer or designee, who may consult with Legal as required.

11.10	Solicitation of Potential Investors

Proper solicitation of potential limited partner investors should emphasize the experience and other advantages of Apollo, and concentrate on providing accurate information to investors so they can make informed decisions. Solicitations that could cast doubt on the integrity of Apollo, its employees, or its portfolio companies are prohibited regardless of the justification for such activities. Prohibited activities include:

•	Using deceptive or misleading statements;
•	Attempting to induce individuals to place their personal interests above those of the companies or organizations they represent;
•	Inducing an individual to breach a contract with a third party;
•	Violating any law, regulation or Apollo policy;
•	Engaging in any activity that could damage Apollo’s reputation; and
•	Entering agreements with competitors, or violating antitrust laws.

In sum, Covered Persons may only use legal, ethical, and proper methods to solicit potential limited partner investments. No Covered Person shall make payments to solicit potential investors.

11.11	Donations to Charities Suggested by Investors

Donations to a charity suggested by a person that is affiliated with a public sector investor, such as a pension fund or sovereign wealth fund, are generally prohibited.

12.	ADDITONAL NOTICE REQUIREMENTS
12.1	Ownership Interest in Registered Securities

You are required to notify a member of Legal prior to Apollo’s clients obtaining, in the aggregate, 10% or more of any class of registered equity securities, or upon becoming a member of a group that, including the aggregate position of Apollo’s clients, obtains more than 10% of any class of registered equity securities which includes debt securities that are convertible into equity within 60 days. Apollo is obligated to report any change in beneficial ownership of the reporting company. You are required to notify a member of Legal the same day of any transaction that affects the beneficial ownership of a reporting company.

12.2	Section 13 Reportable Company

You are required to notify a member of Legal of any Section 13 Reportable Transaction involving investments. A “Section 13 Reportable Transaction” is any transaction in which Apollo, or any group in which it participates, has acquired more than 5% of a registered class of the voting securities of a reporting company which includes debt securities that are convertible into equity within 60 days. You are also required to report all transactions in a reporting company that you affect in your Employee Related Accounts.

12.3	Complaints

You must promptly notify the Compliance Officer or designee if you receive written complaints. A “complaint” is defined as any written communication (including electronic communication) from an investor, or any person acting on behalf of an investor, alleging a grievance involving the activities of the Firm or any of its employees.

12.4	Proxies

You must forward to the Fund Controller any proxy you receive on behalf of a client.

13.	BUSINESS CONTINUITY PLAN

Apollo has created a business continuity plan (the “BCP”) to provide guidance to all Covered Persons in the event of an emergency. The purpose of the BCP is to ensure that Apollo can continue to conduct its business in the event of an emergency that results in a business disruption. A copy of the BCP is distributed only to those with a role in implementing the BCP. Covered Persons should call the following emergency hotline numbers if a business interruption has occurred:

U.S.: 1-800-609-0140

London: +44(20) 7016 5055

Frankfurt: +49 (69) 78988 7150

Hong Kong: +852 3588 6370

Mumbai: +91 (22) 3957 1460

Luxembourg: +352 2088 1340

Singapore: +65 6372 5470

14.	ANTI-BRIBERY POLICY AND PROCEDURES

Our Code of Ethics is clear. Apollo is committed to upholding the highest ethical standards and operates a zero tolerance policy with respect to bribery. Compliance with the Anti-Bribery Policy and Procedures is part of that responsibility. To that end, it is Apollo’s policy to strictly comply with the Foreign Corrupt Practices Act (“FCPA”) and similar anti-bribery laws and regulations in the jurisdictions in which we do business, including, but not limited to, the United Kingdom Bribery Act 2010 (“UK Bribery Act”).

Everyone at Apollo including the Executive Committee and Senior Management must meet this objective. The Anti-Bribery Policy and Procedures applies to all Covered Persons, as that term is defined in Section 1 of the Code.

The FCPA makes it unlawful for any person to promise, authorize, offer or give anything of value, directly or indirectly, to “Foreign Officials” (a broad term that includes employees at all levels of non-U.S. governments, including all state agencies as well as employees of state-owned or state-controlled commercial enterprises, such as banks, and non-U.S. political parties and candidates) to corruptly influence them to misuse their position or obtain an improper advantage for the purpose of obtaining or retaining business for Apollo. The FCPA applies to the conduct of Apollo and its officers and employees worldwide because Apollo is a U.S. based company.

Countries besides the U.S. also prohibit bribery of domestic and Foreign Officials and private individuals, including the U.K. under the UK Bribery Act. Like the FCPA, the UK Bribery Act prohibits individuals from offering, promising, or giving a financial or other advantage to a foreign public official (including U.S. public officials) with the intent to influence the official in his or her official capacity and with the intent to obtain or retain business or an advantage in the conduct of business. The UK Bribery Act also prohibits bribery of domestic (U.K.) public officials. Importantly, the UK Bribery Act prohibits the bribery of individuals in the private sector (so-called business-to-business or commercial bribery).

This document focuses on compliance with the FCPA, but also sets out more restrictive requirements created under the UK Bribery Act. All of our obligations under the UK Bribery Act are set out in detail in the U.K. Supplement to the Apollo Code of Ethics. Those to whom the U.K. Supplement applies must comply with the policies and procedures both in this document and in the U.K. Supplement.

Both the FCPA and the UK Bribery Act prohibit corrupt payments to Foreign Officials through a third party. At Apollo it is also prohibited to make payments to third parties where there is likelihood that the third party will use any of the funds to make a prohibited payment to a Foreign Official. The Firm prohibits Facilitation Payments (defined below). Reasonable and proportionate hospitality and promotional expenditures, however, may be approved on a case-by-case basis, but such expenditures generally require review by the Chief Compliance Officer (or designee) before such a payment is made and in all instances must be reported to the Chief Compliance Officer (or designee) and recorded accurately.

Covered Persons must promptly report any violation or suspected violation of the Anti-Bribery Policy and Procedures to the Chief Compliance Officer (or designee).

Apollo will investigate all reports made and will not tolerate any kind of retaliation for reports or complaints made in good faith. To the contrary, Apollo protects all reporters, and employees are expected to cooperate in internal investigations.

14.1	Overview of the Foreign Corrupt Practices Act (FCPA)

The FCPA applies to the worldwide conduct of Apollo, its Covered Persons, and its consultants, agents, joint venture partners and other persons acting on behalf of the Firm. The FCPA has two principal parts: (1) anti-bribery and (2) accounting.

14.1.1	Anti-Bribery Provision

Generally, the FCPA prohibits Apollo and its Covered Persons from promising, authorizing, giving, or offering payment:

•       Of money or anything of value (including gifts, meals and entertainment), or providing any other benefit (e.g., such as offering an intern position to a related person of a Foreign Official)

•       Directly or indirectly (i.e., through third parties such as agents)

•       To a Foreign Official (as defined in this Anti-Bribery Policy and Procedures)

•       Corruptly to induce the recipient to misuse his or her official position or to obtain an improper advantage; and/or

•	In connection with Apollo’s business.
14.1.1.1	Foreign Officials

Under the FCPA, “Foreign Official” is defined broadly to cover any employee of any instrumentality at any level (federal, state, or local) of a non-U.S. government, a non-U.S. political party, or a “public international organization,” a term that includes, among other entities, the United Nations, the World Bank, and the World Health Organization. This definition covers any employees, officers, or agents of any entity in which a non-U.S. government has substantial direct or indirect ownership or control, and therefore includes employees of commercial enterprises in which there is a sufficient level of governmental ownership or control.

Foreign Officials under the FCPA often encompass a broader group of people than the commonplace concept of a government official or public official under the law where the official lives. Thus, an individual may be a Foreign Official even if he or she does not have a government title or is not directly employed by a government agency. For example, employees of state-owned or controlled banks, airlines, airports and phone companies are likely covered under the FCPA.

A Foreign Official can be any of the following:

•	Any employee of a government or state-owned or state-controlled entity such as a state-owned airline (even if the person and entity are performing what we consider commercial functions);
•	Any employee of a public international organization (such as the United Nations, World Bank, or World Health Organization);
•	Any candidate for a political office, and any political party official; or
•	Family members of any of the above persons.
14.1.1.2	Restrictions on Payments to Third Parties

Under the FCPA, you must never promise, authorize, give, or offer anything of value to a third party that you suspect may be passed to Foreign Officials or other persons to improperly influence any person’s decision-making. You must not use or allow an agent, consultant, representative or business partner (such as a joint venture participant) to make any payment that Apollo itself cannot make.

Under the FCPA, Apollo and its Covered Persons may be held liable for consciously disregarding indications (by ignoring or failing to investigate warning signs) that a third party may be making improper payments. Examples include:

•       The third party requests payment to offshore bank accounts;

•       The size of a payment is not commensurate with services performed; or

•       There is a general lack of a visibility into the third party agent’s activities.

If you suspect or have reason to suspect that a third party is using even its own funds to make such payments, you must report your suspicions to the Chief Compliance Officer (or designee).

14.1.2	Accounting Provisions

The FCPA also prohibits the submission of false or misleading reports or financial statements (e.g., mis-stating the number of guests at a business dinner in an employee expense report, or attaching a fictitious receipt to support an expense report).

14.1.2.1	Accurate Records

All of Apollo’s books, records, accounts and financial statements must be maintained in reasonable detail, must accurately reflect Apollo’s transactions, and must be maintained in accordance with Apollo’s system of internal controls.

Any Covered Person who creates or causes the creation of a false or misleading record or accounting entry, or fails to disclose payments, assets or liabilities will be subject to disciplinary action. If you learn of any false or misleading entries, or unrecorded payments, you should report them immediately to the Chief Compliance Officer (or designee). As noted above, Apollo protects all reporters and will not tolerate any retaliation against parties who report behavior that may be improper.

14.1.2.2	Payments, Recordkeeping and Reimbursements

Apollo employees making business payments must always ensure that any such payments:

•	Reflect the actual value of the services provided;
•	Are made for a proper business reason;
•	Are made to legitimate service providers;
•	Are accurately and completely recorded; and
•	Meet the requirements of the laws of the U.S., U.K., and of other countries where we do business.

These fundamental requirements take on even greater significance in connection with Apollo’s international business.

14.2	The Firm’s Anti-Bribery Policy and Procedures
14.2.1	Gifts, Travel, Entertainment and Educational Expenses Involving Foreign Officials

All gifts, travel, or entertainment to Foreign Officials require written approval from the Chief Compliance Officer (or designee) and in certain circumstance, as determined by the Chief Compliance Officer (or designee), the completion of the Gift, Travel and Entertainment Pre-Approval Form, Appendix 14.2.1.

14.2.1.1	Prohibited Payments, Gifts, Travel, Entertainment and Educational Expenses for Foreign Officials

Some business people with general awareness of the FCPA and/or UK Bribery Act mistakenly assume that the statute prohibits only “bribes” in the form of cash payments to Foreign Officials. The FCPA and UK Bribery Act are much broader than that: they prohibit improperly giving, promising, authorizing, or offering the payment of anything of value to a Foreign Official to induce the official to misuse his or her office or secure an improper advantage in an effort to obtain or retain business.

Accordingly, the FCPA’s and UK Bribery Act’s restrictions extend to many forms of travel and entertainment expenditures for the benefit of Foreign Officials, as well as non-cash gifts and other benefits, such as offers of employment, educational placement, and charitable donations to entities related to Foreign Officials. In short, customary business practices that are appropriate with respect to non-government related customers, suppliers or other entities may be impermissible under the FCPA and/or UK Bribery Act if a Foreign Official is involved.

No gift of cash or its equivalent to a Foreign Official is ever permitted (subject to the narrow exception for extraordinary circumstances described herein). Any stipend, per diem payment or gift of any instrument exchangeable for cash, products or services is prohibited.

14.2.1.2	Permissible Payments, Gifts, Travel, Entertainment and Educational Expenses for Foreign Officials

The FCPA, UK Bribery Act, and other anti-bribery rules do not prohibit all gifts and entertainment for Foreign Officials. These laws focus on gifts and payments made to improperly influence Foreign Officials to misuse their office. These laws do not bar some gifts and entertainment for Foreign Officials in certain circumstances where such gifts are reasonable, consistent with local law, or made for legitimate business purposes.

Paying for customary and reasonable business meals for Foreign Officials in conjunction with legitimate business activities may be appropriate and permissible. Similarly, it is sometimes permissible to give Foreign Officials gifts of minimal value that promote, demonstrate or explain Apollo’s products or services (such as small gifts bearing an Apollo logo).

Before offering or making such a payment, you must follow the procedures outlined in this section.

Any expenses for gifts or entertainment for Foreign Officials must be recorded with care and complete detail in Apollo’s books and records and entered into the database maintained by the Chief Compliance Officer (or designee). You must always submit receipts for gifts or entertainment for Foreign Officials.

14.2.2	Facilitation Payments

Facilitation Payments are typically small, unofficial payments made to obtain or accelerate a routine government action by a government official. Indeed, Foreign Officials sometimes request payments or other things of value to expedite or “facilitate” routine, non-discretionary government actions, such as obtaining utility services or visas, obtaining electrical service, or processing certain papers (“Facilitation Payments”).

The UK Bribery Act expressly prohibits Facilitation Payments. Likewise, Apollo generally prohibits Facilitation Payments. Offering, promising, or giving a financial or other advantage, regardless of its size or amount, to any foreign public official is a violation of the UK Bribery Act if it is done with the intent to influence the foreign public official in his or her official capacity and to obtain or retain business or a business advantage. Similarly, offering, promising, or giving a financial or other advantage, including a payment, regardless of its size or amount, to another person violates the general bribery provisions of the UK Bribery Act if it is done with the intent to induce or reward improper performance of a relevant function or activity, or when knowing or believing that acceptance of the advantage would itself constitute the improper performance of a relevant function or activity.

The Firm recognizes that occasionally payments may be demanded under duress. Duress may occur where there is actual or threatened violence, imprisonment or other personal threat intended to coerce someone to make a payment against their will. We do not expect any personnel to compromise their safety or security or that of others, but we do require that they make a written report of any such incident to the Chief Compliance Officer (or designee) so that appropriate action can be taken to prevent any recurrence.

In addition, in limited instances, the Firm may make an exception to this policy after taking into account all factors in a risk-based analysis, particularly in instances where the health and safety of an individual are at risk. You may request an exception to the policy by reviewing the details of the requested payment with the Chief Compliance Officer (or designee) and must obtain his or her written approval before responding or making any payment. You will be asked to provide the name of the official requesting the payment, the purpose of the payment, the amount, how it will be recorded, and who is aware of the payment request. If any such payments are approved, they must be accurately documented in Apollo’s books and records.

14.2.3	Restrictions on Reimbursements and Use of Cash

Apollo will only pay reimbursements for goods, services, or other expenditures that are fully and properly supported by third-party invoices or receipts in accordance with Apollo’s Travel & Expense Policy. You should refer to Apollo’s Expense Reporting Guidelines. With the exception of normal and customary petty cash requirements, cash transactions in connection with Apollo’s business are to be avoided.

Cash or cash equivalents may never be provided to a Foreign Official unless approved by the Chief Compliance Officer (or designee) in advance. Notwithstanding the foregoing, this prohibition shall not apply to payments for purposes of protecting the health and safety of an Apollo employee or payments made under other extraordinary circumstances where obtaining pre-approval is not feasible. If such payment is made, it should still be accurately recorded and reported to the Chief Compliance Officer (or designee) promptly.

14.2.4	State-Owned Entities or Instrumentalities

Employees of state-owned or -controlled entities or instrumentalities are Foreign Officials under the FCPA. Payments to employees of state-owned or state controlled entities are, therefore, subject to the Anti-Bribery Policy and Procedures.

Under the FCPA, “Foreign Officials” include officers or employees of a department, agency, or instrumentality of a foreign government. Many governments operate through state-owned or -controlled entities, particularly in such areas as aerospace and defense manufacturing, banking and finance, healthcare and life sciences, energy and extractive industries, telecommunications, and transportation. Whether a particular entity constitutes a state-owned or -controlled entity or instrumentality under the FCPA requires a fact-specific analysis of an entity’s ownership, control, status, and function. Please refer to Compliance for questions regarding an entity’s SOE status. Determining whether a particular person is a Foreign Official can be complex and may require legal advice. If you are uncertain whether any individual with whom you have business contacts meets this definition, please consult the Legal Department.

14.2.5	Entertainment

Reasonable and proportionate incidental business hospitality of a small value which seeks to improve the Firm’s image, to better present the Firm’s services, or to establish a cordial business relationship may be permitted, provided that the purpose of the hospitality is not to induce or reward improper action by any person, or to influence a foreign public official in order to obtain such business. Whether the hospitality is provided for bona fide reasons and the reasonableness and proportionality of the hospitality will be determined by the surrounding circumstances.

Prior to entertaining a Foreign Official, you must notify the Chief Compliance Officer (or designee). Notification via email is acceptable. The Chief Compliance Officer (or designee) will advise as to whether, in the circumstances, you will be required to complete and submit the Gift, Travel and Entertainment Pre-Approval Form.

Frequent entertainment may be appropriate, but must be approved in writing, in advance by the Chief Compliance Officer (or designee) by submitting a completed Gift, Travel and Entertainment Pre-Approval Form. The frequency of hospitality must be carefully monitored, as the cumulative effect of frequent hospitality can give rise to the appearance of corruption. Hospitality for an individual should not exceed four events (across all categories) in any calendar year except with prior approval of the Chief Compliance Officer (or designee).

Any request for the payment of a Foreign Official’s travel can only be approved by the Chief Compliance Officer (or designee) and will only be approved if it is bona fide, reasonable, and directly related to either (a) the promotion, demonstration or explanation of products or services or (b) the execution or performance of a contract with a foreign government.

In determining whether to approve a request to entertain a Foreign Official, the Chief Compliance Officer (or designee) will consider all the relevant facts and circumstances, including, but not limited to, the cost of the proposed entertainment. While there are no clear thresholds on what constitutes permissible entertainment, the U.S. Department of Justice (“DOJ”) and the U.S. Securities and Exchange Commission (“SEC”) have opined that it is difficult to envision any scenario in which the provision of cups of coffee, taxi fare, or company promotional items of nominal value would ever evidence an attempted bribe.

14.3	Commercial Bribery

The UK Bribery Act and other anti-corruption laws prohibit commercial bribery (i.e., bribes, kickbacks or other compensation paid to an officer, director, partner, employee or agent of a business organization to obtain a business advantage). Under no circumstances may Apollo or its Covered Persons, consultants, contractors or sub-contractors give, pay, offer or promise to pay, or authorize the giving or payment of money or anything of value to any person for the purpose of improperly obtaining or retaining business or securing an improper business advantage, regardless of whether that person is a public official or private actor.

14.4	Contracts with Third Party Agents and Consultants (“Covered Intermediaries”)

You, as an individual, and Apollo can be held criminally liable for improper payments by third parties acting on behalf of Apollo. For this reason, Apollo policy requires that you follow certain steps, detailed below, when obtaining the services of a certain category of third parties (referred to below as “Covered Intermediaries”) in connection with Apollo’s business. These steps include due diligence procedures to be performed before engaging Covered Intermediaries, and certain contractual provisions that must be included in the relevant agreements.

14.4.1	Covered Intermediaries

“Covered Intermediaries” include all third parties engaged by Apollo:

•	To assist in obtaining, conducting or retaining business outside of the U.S. with a government entity or state-owned entity; or
•	To assist in obtaining permits, licenses or other documentation or certification needed to conduct business outside of the U.S.; or
•	To represent Apollo in dealing or having contact with any Foreign Officials or government or state-owned entities.

Examples of the types of third parties subject to this policy are:

•	Apollo’s “authorized agents” such as “placement agents”; and
•	Certain consultants not typically engaged by Apollo in high-risk countries who deal with discretionary matters relating to Apollo’s business before Foreign Officials. A high risk country is a country that has a score of 6.0 or less on Transparency International’s Corruption Perceptions Index. See http://www.transparency.org/policy_research/surveys_indices/cpi/2010/results.

For countries not listed on the Transparency International Corruption Perceptions Index, please contact the Chief Compliance Officer (or designee) for guidance.

Determining whether a particular third party falls within the definition of Covered Intermediary can be difficult and may require legal advice. However, any “authorized agent” (i.e., parties contractually designated as agents authorized to act on Apollo’s behalf) and any third party acting on Apollo’s behalf in dealing with any unit of government (including state-owned enterprises) will fall within the definition. If you are uncertain whether any third party with whom you have business contacts meets this definition, please consult the Legal Department.

14.4.2	Due Diligence Required in Order to Engage an Intermediary

Before entering into any contract with a Covered Intermediary, you must first conduct a reasonable due diligence investigation into the background, reputation, and business capabilities of the Intermediary. This due diligence should be documented on the Intermediary Diligence Form attached hereto as Appendix 14.4.2.

The Chief Compliance Officer (or designee) shall review completed Intermediary Diligence Forms and perform additional investigation, as appropriate. The overall investigation should include:

•       Verification of the Covered Intermediary’s credentials and reputation with reputable sources in the U.S. or the local jurisdiction;

•       Inquiry into whether the Covered Intermediary has been subject to any formal or informal allegations (including in the media) regarding any misconduct indicating dishonesty;

•       Documentation of the reason for the retention, including an analysis of the Covered Intermediary’s qualifications and expertise;

•       Review of the appropriateness of the cost of services when compared to compensation paid to others for similar services under similar circumstances;

•       Reasonable inquiries as to whether an owner, employee, consultant, or representative of the Intermediary is a Foreign Official, an official’s family member, or a close business associate;

•       A determination regarding the location of where the Covered Intermediary’s fee will be paid, and whether it is in the same location/country where the Covered Intermediary is located; and

•       Reasonable inquiries as to whether the Covered Intermediary will retain or has retained any subcontractors or consultants, what type of investigation it has done into the reputation of those persons, and whether those persons are under the control of the Covered Intermediary.

Each of these steps must be fully documented before the contract is signed as part of the contract review. A copy of the due diligence file shall be maintained by the Chief Compliance Officer (or designee) for each Covered Intermediary reviewed, whether or not retained.

14.4.3	Provisions Required To Be Included in Contracts with Covered Intermediaries

Every Covered Intermediary must enter into a written agreement with Apollo, which must contain representations relating to the FCPA as approved by the Chief Compliance Officer (or designee). Annual certifications should also be obtained from Covered Intermediaries by the appropriate business unit representative in the form included in Appendix 14.4.3 or in a form approved by the Chief Compliance Officer (or designee) and submitted to the Chief Compliance Officer (or designee).

Contracts that provide for payments to parties other than the contracting Covered Intermediary, or payments to countries other than the home country of the contracting party, are generally not acceptable.

Compensation to Covered Intermediaries must be commercially reasonable and commensurate with the tasks that the contractor actually undertakes. Payments to Covered Intermediaries must be made in accordance with the terms of their contracts. You must not honor requests to vary the terms of contracts by:

•       Increasing or decreasing agreed amounts on any invoice if such a request is contrary to Apollo’s standards, procedures or applicable laws; or

•	Submitting multiple invoices if you suspect such invoices may be used in a manner contrary to Apollo standards, procedures or applicable laws or otherwise used improperly.
14.5	Mergers, Acquisitions and Joint Ventures

From time to time, Apollo will engage in business transactions such as mergers, acquisitions and/or joint ventures. As part of due diligence procedures for Anti-Corruption, and prior to the execution of these transactions, the Deal Team must ensure that outside counsel representing the Firm on such transactions conducts and documents an FCPA and UK Bribery Act review. Documentation shall be forwarded and maintained by the Legal Department or by the law firm conducting the review. For joint ventures where Apollo does not own majority interest, Apollo must make reasonable efforts to ensure that the joint venture business partner maintains a system of internal controls, accurate books and records and does not engage in corrupt payments. For additional information regarding Mergers, Acquisitions, and/or joint ventures, please contact the Legal Department.

14.6	Charitable Contributions

From time to time, Apollo will elect to make charitable contributions. Any known related party interest in the charity involving a Foreign Official, or any charitable donations that are requested by a Foreign Official, must be reviewed by the Chief Compliance Officer (or designee) prior to any payment being promised, authorized, offered, or made.

15.	WHISTLEBLOWER POLICY

See Appendix 15 for the Apollo Global Management, LLC Whistleblower Policy.